Filed pursuant to Rule 424(b)(5)
Registration No. 333-198729

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated April 11, 2016

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 12, 2014)

$300,000,000

The GEO Group, Inc.

    % Senior Notes due 2026

The GEO Group, Inc. (“GEO”) is offering $300,000,000 of our      % Senior Notes due 2026 (the “notes”). The notes will bear interest at a rate of      % per annum, accruing from April     , 2016. We will pay interest semi-annually on the notes on          and          of each year. The first such payment will be made on                  , 2016. The notes will mature on                  , 2026.

Prior to                  , 2021, the notes may be redeemed, in whole or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes plus a “make-whole” premium together with accrued and unpaid interest. On or after                  , 2021, the notes may be redeemed, in whole or in part, at the redemption prices specified under “Description of Notes—Optional Redemption” together with accrued and unpaid interest. In addition, up to 35% of the aggregate principal amount of the notes may be redeemed on or prior to                  , 2019 with the net cash proceeds from certain equity offerings at the redemption price specified under “Description of Notes—Optional Redemption” together with accrued and unpaid interest. The notes will be issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders. See “Description of the Notes—Change of Control.”

The notes will initially be guaranteed on a senior unsecured basis by all of our restricted subsidiaries that guarantee our obligations under our second amended and restated senior credit facility, which we refer to as the senior credit facility, our 6.625% senior notes due 2021, which we refer to as the 6.625% senior notes, our 5.125% senior notes due 2023, which we refer to as the 5.125% senior notes, our 5.875% senior notes due 2022, which we refer to as the 5.875% senior notes due 2022 and our 5.875% senior notes due 2024, which we refer to as the 5.875% senior notes due 2024. The notes and the guarantees will be our and the guarantors’ general unsecured senior obligations and will rank equally in right of payment with all of our and the guarantors’ existing and future unsecured senior debt, including our 6.625% senior notes, our 5.125% senior notes, our 5.875% senior notes due 2022 and our 5.875% senior notes due 2024. The notes will be effectively subordinated to our and the guarantors’ secured debt, including our and the guarantors’ obligations under the senior credit facility, to the extent of the assets securing such debt and structurally subordinated to any existing or future indebtedness of our subsidiaries that do not guarantee the notes. There is currently no market for the notes offered hereby, and we cannot assure you that any market will develop.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

We intend to use the net proceeds of this offering, together with cash on hand to fund the tender offer for the 6.625% senior notes and the repurchase, redemption or other discharge of all of our existing 6.625% senior notes that are not tendered pursuant to the tender offer and pay related fees, costs and expenses and for general corporate purposes.

See “Risk Factors” beginning on page S-11 to read about important factors you should consider before buying the notes.

	Price to Public(1)		Underwriting Discounts and Commissions		Proceeds to GEO (before expenses)
Per note		%		%		%
Total	$300,000,000		$		$

(1)	Plus accrued interest, if any, from April , 2016, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about April     , 2016 only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Bookrunners

Wells Fargo Securities	SunTrust Robinson Humphrey
BofA Merrill Lynch	Barclays
J.P. Morgan	BNP PARIBAS

Co-Managers

HSBC	Fifth Third Securities	Regions Securities LLC	TD Securities

April     , 2016

Prospectus Supplement

We have not, and the underwriters have not, authorized anyone to provide you with any additional information or any information that is different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may be used only where it is legal to sell these securities. The information contained or incorporated by reference in this document is accurate only as of the date of the applicable document, unless the information specifically indicates that another date applies.

We expect that delivery of the notes will be made against payment therefor on or about April     , 2016, which will be the          business day following the date of this prospectus supplement (such settlement cycle

being herein referred to as “T+          ”). You should note that trading of the notes prior to the delivery of the notes hereunder may be affected by the T+          settlement cycle. See “Underwriting”.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to the “Company,” “GEO,” “we,” “us,” and “our” refer to The GEO Group, Inc. and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of this offering of the notes in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, the additional information described under “Where You Can Find More Information” in this prospectus supplement and any free writing prospectus provided in connection with this offering before deciding whether to invest in the notes offered by this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

NON-GAAP FINANCIAL MEASURES

EBITDA, Adjusted EBITDA, Funds From Operations, Normalized Funds From Operations and Adjusted Funds From Operations, as presented in this prospectus supplement, are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to income from continuing operations or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities as measures of our liquidity.

We derive these measures as follows:

•	EBITDA is defined as income from continuing operations before interest expense, net, income tax provision (benefit), depreciation and amortization expense, and tax provision on equity in earnings of affiliates.

•	Adjusted EBITDA is defined as EBITDA adjusted for net income/loss attributable to non-controlling interests, stock-based compensation expenses, pre-tax, and certain other adjustments as defined from time to time, including for the periods presented REIT conversion related expenses, pre-tax, and early extinguishment of debt, pre-tax.

•	Funds from Operations, or FFO, is defined in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income (loss)

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attributable to common shareholders (computed in accordance with GAAP), excluding real estate related depreciation and amortization, excluding gains and losses from the cumulative effects of accounting changes, extraordinary items and sales of properties, and including adjustments for unconsolidated partnerships and joint ventures.

•	Normalized Funds from Operations, or Normalized FFO, is defined as FFO adjusted for certain items which by their nature are not comparable from period to period or that tend to obscure GEO’s actual operating performance, including for the periods presented REIT conversion related expenses, net of tax, and early extinguishment of debt, net of tax.

•	Adjusted Funds from Operations, or AFFO, is defined as Normalized FFO adjusted by adding non-cash expenses such as non-real estate related depreciation and amortization, stock based compensation and the amortization of debt costs and other non-cash interest and by subtracting recurring consolidated maintenance capital expenditures.

Given the nature of our business as a real estate owner and operator, we believe that EBITDA and Adjusted EBITDA are helpful to investors as measures of our operational performance because they provide an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We believe that by removing the impact of our asset base (primarily depreciation and amortization) and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide our investors with performance measures that reflect the impact to operations from trends in occupancy rates, per diem rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. The adjustments we make to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in income from continuing operations and which we do not consider to be the fundamental attributes or primary drivers of our business plan and they do not affect our overall long-term operating performance. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by our management and provide consistency in our financial reporting, facilitate internal and external comparisons of our historical operating performance and our business units and provide continuity to investors for comparability purposes.

While EBITDA, Adjusted EBITDA, Funds From Operations, Normalized Funds From Operations and Adjusted Funds From Operations are frequently used as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

EBITDA and Adjusted EBITDA have important limitations as analytical tools, such as:

•	they do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments,

•	they do not reflect interest expense or the cash requirements necessary to service principal or interest payments on our debt,

•	although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and none of EBITDA or Adjusted EBITDA reflects the cash required to fund such replacements, and

•	they do not reflect the effect of earnings or charges resulting from matters that our management does not consider to be indicative of our ongoing operations. However, some of these charges have recurred and may re-occur in the future.

Because of the unique design, structure and use of our correctional facilities, we believe that assessing the performance of our correctional facilities without the impact of depreciation or amortization is useful and meaningful to investors. Although NAREIT has published its definition of FFO, companies often modify this

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definition as they seek to provide financial measures that meaningfully reflect their distinctive operations. We have modified FFO to derive Normalized FFO and AFFO that meaningfully reflect our operations. Our assessment of our operations is focused on long-term sustainability. The adjustments we make to derive the non-GAAP measures of Normalized FFO and AFFO exclude items which may cause short-term fluctuations in income from continuing operations but have no impact on our cash flows, or we do not consider them to be fundamental attributes or the primary drivers of our business plan and they do not affect our overall long-term operating performance.

Because FFO, Normalized FFO and AFFO exclude depreciation and amortization unique to real estate as well as non-operational items and certain other charges that are highly variable from year to year, they provide our investors with performance measures that reflect the impact to operations from trends in occupancy rates, per diem rates, operating costs and interest costs, providing a perspective not immediately apparent from income from continuing operations. We believe the presentation of FFO, Normalized FFO and AFFO provide useful information to investors as they provide an indication of our ability to fund capital expenditures and expand our business. FFO, Normalized FFO and AFFO provide disclosure on the same basis as that used by our management and provide consistency in our financial reporting, facilitate internal and external comparisons of our historical operating performance and our business units and provide continuity to investors for comparability purposes. Additionally, FFO, Normalized FFO and AFFO are widely recognized measures in our industry as a real estate investment trust.

Funds From Operations, Normalized Funds From Operations and Adjusted Funds From Operations have important limitations as analytical tools, such as:

•	they exclude the depreciation and amortization unique to real estate assets that will likely have to be replaced in the future, and

•	they exclude the gains and losses from property dispositions and extraordinary items.

See “Summary—Summary Historical Financial and Other Data” for a quantitative reconciliation of EBITDA, Adjusted EBITDA, Funds From Operations, Normalized Funds From Operations and Adjusted Funds From Operations to income from continuing operations.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus supplement, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

•	our ability to successfully consummate the cash tender offer or otherwise redeem or discharge all of our existing 6.625% senior notes;

•	our ability to timely build and/or open facilities as planned, profitably manage such facilities and successfully integrate such facilities into our operations without substantial additional costs;

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•	our ability to remain qualified for taxation as a real estate investment trust, or REIT;

•	our ability to fulfill our debt service obligations and their impact on our liquidity;

•	the instability of foreign exchange rates, exposing us to currency risks in Australia, the United Kingdom and South Africa, or other countries in which we may choose to conduct our business;

•	our ability to activate the inactive beds at our idle facilities;

•	our ability to maintain or increase occupancy rates at our facilities;

•	an increase in unreimbursed labor rates;

•	our ability to expand, diversify and grow our correctional, detention, re-entry, community-based services, youth services, monitoring services, evidence-based supervision and treatment programs and secure transportation services businesses;

•	our ability to win management contracts for which we have submitted proposals, retain existing management contracts and meet any performance standards required by such management contracts;

•	our ability to control operating costs associated with contract start-ups;

•	our ability to raise new project development capital given the often short-term nature of the customers’ commitment to use newly developed facilities;

•	our ability to accurately project the size and growth of public-private partnerships for correctional services in the U.S. and internationally and our ability to capitalize on opportunities for public-private partnerships;

•	our ability to successfully respond to delays encountered by states pursuing public-private partnerships for correctional services and cost savings initiatives implemented by a number of states;

•	our ability to develop long-term earnings visibility;

•	our ability to identify suitable acquisitions and to successfully complete and integrate such acquisitions on satisfactory terms, and estimate the synergies to be achieved as a result of such acquisitions;

•	our exposure to the impairment of goodwill and other intangible assets as a result of our acquisitions;

•	our ability to successfully conduct our operations through joint ventures and consortiums;

•	our ability to obtain future financing on satisfactory terms or at all, including our ability to secure the funding we need to complete ongoing capital projects;

•	our exposure to political and economic instability and other risks impacting our international operations;

•	our exposure to risks impacting our information systems, including those that may cause an interruption, delay or failure in the provision of our services;

•	our exposure to rising general insurance costs;

•	our exposure to state and federal income tax law changes internationally and domestically and our exposure as a result of federal and international examinations of our tax returns or tax positions;

•	our exposure to claims for which we are uninsured;

•	our exposure to rising employee and inmate medical costs;

•	our ability to manage costs and expenses relating to ongoing litigation arising from our operations;

•	our ability to accurately estimate on an annual basis, loss reserves related to general liability, workers’ compensation and automobile liability claims;

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•	the ability of our government customers to secure budgetary appropriations to fund their payment obligations to us and continue to operate under our existing agreements and/or renew our existing agreements;

•	our ability to pay quarterly dividends consistent with our expectations;

•	our ability to comply with government regulations and applicable contractual requirements;

•	our ability to acquire, protect or maintain our intellectual property;

•	the risk that future sales of shares of our common stock could adversely affect the market price of our common stock and may be dilutive; and

•	other factors contained in this prospectus supplement and in our filings with the Securities and Exchange Commission, referred to in this prospectus supplement as the Commission or the SEC, including, but not limited to, those detailed in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the Commission.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, including the financial statements and related notes and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Overview

We are a fully integrated real estate investment trust, or REIT, specializing in the ownership, leasing and management of correctional, detention, and reentry facilities and the provision of community-based services and youth services in the United States, Australia, South Africa and the United Kingdom. We own, lease and operate a broad range of correctional and detention facilities including maximum, medium and minimum security prisons, immigration detention centers, minimum security detention centers, as well as community based reentry facilities. We develop new facilities based on contract awards, using our project development expertise and experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency. We provide innovative compliance technologies, industry-leading monitoring services, and evidence-based supervision and treatment programs for community-based parolees, probationers and pretrial defendants. We also provide secure transportation services for offender and detainee populations as contracted domestically and in the United Kingdom through our joint venture GEO Amey PECS Ltd. (“GEOAmey”). For the year ended December 31, 2015, we generated revenues and Adjusted EBITDA of $1.8 billion and $368.7 million, respectively. For a reconciliation of Adjusted EBITDA to income from continuing operation, see “—Summary Historical Financial and Other Data.”

As of December 31, 2015, our worldwide operations include the management and/or ownership of approximately 87,000 beds at 104 correctional, detention and reentry facilities, including idle facilities, projects under development and recently awarded contracts, and also include the provision of community supervision services for more than 139,000 offenders and pre-trial defendants, including approximately 89,000 individuals through an array of technology products including radio frequency, GPS, and alcohol monitoring devices.

We provide a diversified scope of services on behalf of our government clients:

•	our correctional and detention management services involve the provision of security, administrative, rehabilitation, education and food services, primarily at adult male correctional and detention facilities;

•	our community-based services involve supervision of adult parolees and probationers and the provision of temporary housing, programming, employment assistance and other services with the intention of the successful reintegration of residents into the community;

•	our youth services include residential, detention and shelter care and community-based services along with rehabilitative and educational programs;

•	our monitoring services provide our governmental clients with innovative compliance technologies, industry-leading monitoring services, and evidence-based supervision and treatment programs for community-based parolees, probationers and pretrial defendants; including services provided under the Intensive Supervision Appearance Program, which we refer to as ISAP, to the U.S. Immigration and Customs Enforcement, which we refer to as ICE, for the provision of services designed to improve the participation of non-detained aliens in the immigration court system;

•	we develop new facilities using our project development experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency;

•	we provide secure transportation services for offender and detainee populations as contracted domestically and internationally—our joint venture GEOAmey, LTD is responsible for providing prisoner escort and custody services in the United Kingdom, including all of Wales and England except London and the East of England; and

•	our services are provided at facilities which we either own, lease or are owned by our customers.

We began operating as a REIT for federal income tax purposes effective January 1, 2013. As a result of the REIT conversion, we reorganized our operations and moved non-real estate components into taxable REIT subsidiaries (“TRS”). We are a Florida corporation and our predecessor corporation prior to the REIT conversion was originally organized in 1984.

We conduct our business through four reportable business segments: our U.S. Corrections & Detention segment; our GEO Care segment; our International Services segment; and our Facility Construction & Design segment. We have identified these four reportable segments to reflect our current view that we operate four distinct business lines, each of which constitutes a material part of our overall business. Our U.S. Corrections & Detention segment primarily encompasses our U.S.-based privatized corrections and detention business. Our GEO Care segment, which conducts its services in the U.S., consists of our community-based services business, our youth services business and our electronic monitoring and supervision services. Our International Services segment primarily consists of our privatized corrections and detention operations in South Africa, Australia and the United Kingdom. Our Facility Construction & Design segment primarily contracts with various state, local and federal agencies, as well as international agencies, for the design and construction of facilities for which we generally have been, or expect to be, awarded management contracts.

Recent Developments

Tender Offer for the 6.625% Senior Notes Due 2021

On April 11, 2016, we commenced a cash tender offer to purchase any and all of the outstanding $300.0 million aggregate principal amount of our 6.625% senior notes, which we refer to as the tender offer. The total consideration payable for the 6.625% senior notes tendered and accepted by us for purchase in the tender offer will be $1,036.78 per $1,000 principal amount of 6.625% senior notes. Additionally, accrued and unpaid interest to, but not including, the payment date will be paid on any 6.625% senior notes accepted for purchase.

We intend to use the net proceeds from this offering together with cash on hand, as further described under “Use of Proceeds,” to fund the tender offer or the repurchase, redemption or other discharge of any and all 6.625% senior notes tendered and to pay related transaction fees and expenses. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on April 15, 2016 and is conditioned, among other things, on our receipt of proceeds from this offering, sufficient, together with cash on hand, to fund the purchase of the 6.625% senior notes pursuant to the tender offer, including any related fees and expenses. Holders of the 6.625% senior notes are not obligated to tender their notes to us pursuant to the tender offer. Accordingly, we cannot assure you that any of the 6.625% senior notes will be tendered or purchased in the tender offer. If any 6.625% senior notes are not purchased in the tender offer, we intend to use the net proceeds from this offering together with cash on hand to redeem any 6.625% senior notes that remain outstanding in accordance with the indenture governing the 6.625% senior notes. This offering is not conditioned on the completion of the tender offer. This prospectus supplement does not constitute an offer to purchase or a solicitation of an offer to sell any of our 6.625% senior notes and does not constitute a redemption notice of the 6.625% senior notes.

Senior Credit Facility

We are seeking to amend our senior credit facility to increase our revolving credit facility, extend the maturity date of the revolving credit facility and provide for certain other modifications to the senior credit facility to be negotiated, including modifications to certain of the financial ratio requirements. No assurance can be given that we will be successful in consummating an amendment to our senior credit facility on favorable terms, or at all.

Corporate Information

Our principal executive offices are located at One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida 33487 and our telephone number is (866) 301-4GEO (4436).

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contain a more detailed description of the notes. Under this heading, “The Offering,” references to “GEO,” and “Company,” refer to The GEO Group, Inc. and do not, unless the context otherwise indicates, include any of its subsidiaries.

Issuer	The GEO Group, Inc.

Notes Offered	$300,000,000 aggregate principal amount of % senior notes due 2026.

Maturity Date	, 2026.

Interest Payment Dates	and , commencing , 2016.

Subsidiary Guarantees	On the issue date, each of our restricted subsidiaries that guarantee our senior credit facility will guarantee the notes. The notes may be guaranteed by additional subsidiaries in the future under certain circumstances. See “Description of Notes—Certain Covenants—Additional Note Guarantees.” GEO and the initial guarantors generated approximately 85.2% of our consolidated revenues for the fiscal year ended December 31, 2015, and held approximately 89.1% of our consolidated assets as of December 31, 2015. GEO and the initial guarantors generated 91.4% of our consolidated EBITDA for the fiscal year ended December 31, 2015.

Ranking	The notes and the guarantees will be unsecured, unsubordinated obligations of GEO and the guarantors and will rank:

•	pari passu with any unsecured, unsubordinated indebtedness of GEO and the guarantors, including the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022, the 5.875% senior notes due 2024 and the guarantors’ guarantees thereof;

•	senior to any future indebtedness of GEO and the guarantors that is expressly subordinated to the notes and the guarantees;

•	effectively junior to any secured indebtedness of GEO and the guarantors, including indebtedness under the senior credit facility, to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all obligations of our subsidiaries that are not guarantors.

As of December 31, 2015, on an as adjusted basis after giving effect to the consummation of the tender offer, the offering of the notes and the application of the net proceeds therefrom to repurchase, redeem or otherwise discharge the 6.625% senior notes, as described in “Use of

Proceeds,” our total consolidated indebtedness was $1,888.7 million (excluding nonrecourse debt of $247.1 million and $54.3 million of existing letters of credit, but including capital lease obligations of $9.9 million and other debt of $1.4 million), primarily consisting of $777.5 million of secured indebtedness under the senior credit facility, $250.0 million of the 5.875% senior notes due 2024, $300.0 million of the 5.125% senior notes, $250.0 million of the 5.875% senior notes due 2022 and the notes offered hereby.

In addition, the notes and the related guarantees will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes, including trade payables. Our subsidiaries that are not providing note guarantees generated approximately 15.6% of our consolidated revenues and 8.1% of our consolidated EBITDA for the fiscal year ended December 31, 2015, and held approximately 10.9% of our consolidated assets as of December 31, 2015. In addition, as of December 31, 2015, our non-guarantor subsidiaries had $324.1 million of liabilities, including $247.1 million of indebtedness.

Use of Proceeds	The net proceeds from this offering (after deducting the underwriters’ discount and our estimated expenses) are expected to be approximately $294.1 million. We intend to use the net proceeds of this offering, together with cash on hand to fund the tender offer and the repurchase, redemption or other discharge of all of our existing 6.625% senior notes that are not tendered pursuant to the tender offer and pay related fees, costs and expenses and for general corporate purposes. See “Use of Proceeds.”

Optional Redemption	At any time on or after , 2021, we may redeem some or all of the notes at any time at the redemption prices specified under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

At any time prior to , 2021, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of each note to be redeemed plus a make-whole premium described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time on or prior to , 2019, we may redeem up to 35% of the notes with the net cash proceeds from specified equity offerings at a redemption price equal to % of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control	Upon a change of control (as defined in “Description of Notes—Certain Definitions”), we must offer to repurchase the notes at 101% of the principal amount of notes repurchased, plus accrued and unpaid interest, if any, to the purchase date.

Certain Covenants	The indenture governing the notes will contain certain covenants, including limitations and restrictions on our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness or issue preferred stock;

•	make dividend payments or other restricted payments;

•	create liens;

•	sell assets;

•	engage in sale and leaseback transactions;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates; and

•	enter into mergers, consolidations, or sales of all or substantially all of our assets.

As of the date of the indenture, all of our subsidiaries (other than CSC of Tacoma, LLC, GEO International Holdings, LLC, certain dormant domestic subsidiaries and all of our foreign subsidiaries in existence on the date of the indenture) will be restricted subsidiaries. Our unrestricted subsidiaries will not be subject to any of the restrictive covenants in the indenture. The restrictive covenants set forth in the indenture are subject to important exceptions and qualifications. In addition, most of the covenants will be suspended during any period in which the notes are rated investment grade by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services. See “Description of Notes—Certain Covenants.”

Absence of an Established Market for the Notes	The notes will be a new class of securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, the underwriters are not obligated to do so, and may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Risk Factors	Potential investors in the notes should carefully consider the matters set forth under the caption “Risk Factors” prior to making an investment decision with respect to the notes.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth the summary historical financial and other data of us and our consolidated subsidiaries at the dates and for the periods indicated. The summary consolidated balance sheet data as of December 31, 2015 and 2014 and the summary consolidated statements of comprehensive income data and other financial data for each of the years in the three-year period ended December 31, 2015 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2013 has been derived from our audited consolidated financial statements which are not incorporated by reference into this prospectus supplement. The summary consolidated statements of operations and other financial data for the year ended December 31, 2013 reflect the reclassification of certain amounts as discontinued operations.

The information presented below should be read in conjunction with the historical consolidated financial statements of GEO, including the related notes, and with GEO’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference into this prospectus supplement. All amounts are presented in thousands except operational data.

	Year Ended
	December 31, 2015	December 31, 2014	December 31, 2013
Consolidated Statements of Comprehensive Income:
Revenues	$1,843,307	$1,691,620	$1,522,074
Operating costs and expenses
Operating expenses	1,363,782	1,245,700	1,124,865
Depreciation and amortization	106,756	96,171	94,664
General and administrative expenses	137,040	115,018	117,061

Total operating costs and expenses	$1,607,578	$1,456,889	$1,336,590

Operating income	235,729	234,731	185,484
Interest income	11,578	4,747	3,324
Interest expense (1)	(106,136)	(87,368)	(83,004)
Loss on extinguishment of debt	—	—	(20,657)

Income before income taxes, equity in earnings of affiliates, and discontinued operations	$141,171	$152,110	$85,147
Income tax provision (benefit)	7,389	14,093	(26,050)
Equity in earnings of affiliates, net of income tax	5,533	5,823	6,265

Income from continuing operations	139,315	143,840	117,462
Income (loss) from discontinued operations, net of income tax	—	—	(2,265)

Net income	$139,315	$143,840	$115,197
Less: (income) loss attributable to noncontrolling interests	123	90	(62)

Net income attributable to The GEO Group, Inc.	$139,438	$143,930	$115,135

Business Segment Data:
Revenues:
U.S. Corrections & Detention	$1,240,440	$1,108,397	$1,011,818
GEO Care	340,918	329,253	302,094
International Services	154,902	197,992	208,162
Facility Construction & Design	107,047	55,978	—

Total revenues	$1,843,307	$1,691,620	$1,522,074

	Year Ended
	December 31, 2015	December 31, 2014	December 31, 2013
Operating income
U.S. Corrections & Detention	$281,945	$263,027	$217,918
GEO Care	82,806	80,152	71,279
International Services	7,666	6,130	13,348
Facility Construction & Design	352	440	—
Unallocated G&A expenses	(137,040)	(115,018)	(117,061)

Total operating income	$235,729	$234,731	$185,484

Balance Sheet Data (at period end):
Cash and cash equivalents	$59,638	$41,337	$52,125
Restricted cash and investments	28,725	23,919	29,867
Accounts receivable, net	314,097	269,038	250,530
Property and equipment, net	1,916,386	1,772,166	1,727,798
Total assets	3,503,342	3,002,208	2,889,364
Total debt	2,135,857	1,621,395	1,584,776
Total shareholders’ equity	1,006,837	1,045,993	1,023,976
Other Financial Data:
Net cash provided by operating activities	$142,157	$202,541	$192,189
Net cash used in investing activities	(452,880)	(121,170)	(98,976)
Net cash provided by (used in) financing activities	332,250	(88,900)	(69,040)
Capital expenditures	117,581	114,224	117,566
Depreciation and amortization expense	106,756	96,171	94,664
EBITDA (2)	350,056	339,027	268,145
Adjusted EBITDA (2)	368,720	349,147	304,810
Funds From Operations (3)	197,196	196,890	169,080
Normalized Funds From Operations (3)	204,259	197,571	167,657
Adjusted Funds From Operations (AFFO) (3)	248,378	232,867	205,287
Other Operational Data (end of period):
Facilities in operation (4)	104	92	86
Operations capacity of contracts (4)	83,878	75,302	66,130
Compensated mandays (5)	23,841,256	22,390,904	20,867,016

(1)	Interest expense excludes the following capitalized interest amounts for the periods presented:

Year Ended
December 31, 2015	December 31, 2014	December 31, 2013
$976	$731	$—

(2)	We define EBITDA as income from continuing operations before net interest expense, income tax provision (benefit), depreciation and amortization, and tax provision on equity in earnings of affiliates. We define Adjusted EBITDA as EBITDA further adjusted for net income/loss attributable to non-controlling interests, non-cash stock-based compensation expenses, and certain other adjustments as defined from time to time. We believe that Adjusted EBITDA is useful to investors as it provides information about the performance of our overall business because such measure eliminates the effects of certain charges that are not directly attributable to our underlying operating performance, it provides disclosure on the same basis as that used by our management and it provides consistency in our financial reporting and therefore continuity to investors for comparability purposes. We use Adjusted EBITDA to monitor and evaluate our operating performance and to facilitate internal and external comparisons of our historical operating performance and our business units. For a further discussion of EBITDA and Adjusted EBITDA, including their limitations as financial measures, see “Non-GAAP Financial Measures.”

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to income from continuing operations computed in accordance with GAAP:

	Year Ended
	December 31, 2015	December 31, 2014	December 31, 2013
Income from continuing operations	$139,315	$143,840	$117,462
Interest expense, net	94,558	82,621	79,680
Income tax provision (benefit)	7,389	14,093	(26,050)
Depreciation and amortization expense	106,756	96,171	94,664
Tax provision on equity in earnings of affiliates	2,038	2,302	2,389

EBITDA	350,056	339,027	268,145
Net loss attributable to noncontrolling interests	123	90	(62)
Stock based compensation expenses, pre-tax	11,709	8,909	7,889
Start-up expenses, pre-tax	4,658	—	—
M&A related expenses, pre-tax	2,174	1,121	—
REIT conversion related expenses and other expenses, pre-tax (a)	—	—	8,181
Early extinguishment of debt, pre-tax	—	—	20,657

Adjusted EBITDA	$368,720	$349,147	$304,810

(a)	Represents expenses related to our REIT conversion.

(3)	We define Funds From Operations, or FFO, in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income (loss) attributable to common shareholders (computed in accordance with GAAP), excluding real estate related depreciation and amortization, excluding gains and losses from the cumulative effects of accounting changes, extraordinary items and sales of properties, and including adjustments for unconsolidated partnerships and joint ventures. FFO as presented in “Summary Historical Financial and Other Data” is defined differently than “Funds From Operations” as used in the “Description of Notes.” We define Normalized Funds From Operations, or Normalized FFO, as FFO adjusted for certain items which by their nature are not comparable from period to period or that tend to obscure our actual operating performance. We define Adjusted Funds From Operations, or AFFO, as Normalized Funds From Operations adjusted for maintenance capital expenditures, non-cash stock-based compensation expenses, amortization of debt costs and other non-cash interest, non-real estate-related depreciation and amortization and certain other adjustments as defined from time to time. We believe that Funds From Operations, Normalized Funds From Operations, and Adjusted Funds From Operations are useful measures to investors as they provide information regarding cash that our operating business generates before taking into account certain cash and non-cash items that are non-operational in nature, provide disclosure on the same basis as that used by our management and provide consistency in our financial reporting and therefore continuity to investors for comparability purposes. Our management uses these measures to monitor and evaluate our operating performance and to facilitate internal and external comparisons of our historical operating performance and our business units. For a further discussion of Funds From Operations, Normalized Funds From Operations and Adjusted Funds From Operations, including their limitations as financial measures, see “Non-GAAP Financial Measures.”

The following table provides a reconciliation of Funds From Operations, Normalized Funds From Operations and Adjusted Funds From Operations to income from continuing operations computed in accordance with GAAP:

	Year Ended
	December 31, 2015	December 31, 2014	December 31, 2013
Income from continuing operations	139,315	143,840	117,462
Net loss attributable to noncontrolling interests	123	90	(62)
Real estate related depreciation and amortization	57,758	52,960	51,680

Funds From Operations	197,196	196,890	169,080
Start-up expenses, net of tax	4,831	—	—
M&A related expenses, net of tax	2,232	681	—
REIT conversion related expenses (6)	—	—	5,440
Impact of REIT Conversion	—	—	(21,103)
Early extinguishment of debt, net of tax	—	—	14,240

Normalized Funds From Operations	204,259	197,571	167,657
Non-real estate related depreciation and amortization	48,998	43,211	42,984
Consolidated maintenance capital expenditures-real estate and non-real estate related	(23,551)	(23,277)	(19,159)
Stock based compensation expense	11,709	8,909	7,889
Amortization of debt costs and other non-cash interest	6,963	6,453	5,916

Adjusted Funds From Operations	$248,378	$232,867	$205,287

(4)	Excludes idle facilities and assets held for sale.
(5)	Compensated mandays are calculated as follows: (a) for per diem rate facilities-the number of beds occupied by residents on a daily basis during the fiscal year; and (b) for fixed rate facilities-the capacity of the facility multiplied by the number of days the facility was in operation during the fiscal year.
(6)	Represents expenses related to our REIT conversion.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained and incorporated by reference in this prospectus supplement, before deciding whether to invest in the notes. Any of these risks could materially adversely affect our business, financial condition or results of operations. These risks could also cause our actual results to differ materially from those indicated in the forward-looking statements contained herein and elsewhere. The risks described below are not the only risks we face. Additional risks not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Related to REIT Status

If we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our shareholders.

We began operating as a REIT on January 1, 2013. We received an opinion of our special REIT tax counsel (“Special Tax Counsel”) with respect to our qualification as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service (the “IRS”) or any court. The opinion of Special Tax Counsel represents only the view of Special Tax Counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Special Tax Counsel has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Special Tax Counsel and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Special Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

We have received a favorable private letter ruling from the IRS with respect to certain issues relevant to our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Service Code of 1986, as amended (the “Code”) provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT. If we fail to qualify for taxation as a REIT, we may need to borrow additional funds or liquidate some investments to pay any additional tax liability. Accordingly, funds available for investment and making payments on our indebtedness would be reduced.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis.

Complying with the REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

To qualify as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs (20% starting with calendar year 2018). If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income, amounts available for distribution to our shareholders and amounts available for making payments on our indebtedness.

In addition to the asset tests set forth above, to qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our shareholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments and make payments on our indebtedness.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs, reduce our equity or adversely impact our ability to raise short and long-term debt. Furthermore, the REIT distribution requirements may increase the financing we need to fund capital expenditures, future growth and expansion initiatives. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Our cash distributions are not guaranteed and may fluctuate.

A REIT generally is required to distribute at least 90% of its REIT taxable income to its shareholders. Our board of directors, in its sole discretion, will determine on a quarterly basis the amount of cash to be distributed to our shareholders based on a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments and plans for future acquisitions and divestitures. Consequently, our distribution levels may fluctuate.

Certain of our business activities may be subject to corporate level income tax and foreign taxes, which would reduce our cash flows, and may have potential deferred and contingent tax liabilities.

We may be subject to certain federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income and state, local or foreign income, franchise, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s length basis. Any of these taxes would decrease our earnings and our available cash.

Our TRS assets and operations will continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which those assets and operations are located.

We will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on the gain recognized from a sale of assets occurring during our first ten years as a REIT, up to the amount of the built-in gain that existed on January 1, 2013, which is based on the fair market value of those assets in excess of our tax basis as of January 1, 2013. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. We currently do not expect to sell any asset if the sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard.

REIT ownership limitations may restrict or prevent you from engaging in certain transfers of our common stock.

In order to satisfy the requirements for REIT qualification, no more than 50% in value of all classes or series of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year beginning with our 2014 taxable year. In 2014, GEO merged into a newly formed entity, to facilitate GEO’s compliance with the REIT rules by implementing ownership limitations that generally restrict shareholders from owning more than 9.8% of our outstanding shares. The merger was approved by our shareholders. Under applicable constructive ownership rules, any shares of stock owned by certain affiliated owners generally would be added together for purposes of the common stock ownership limits, and any shares of a given class or series of preferred stock owned by certain affiliated owners generally would be added together for purposes of the ownership limit on such class or series.

Our use of TRSs may cause us to fail to qualify as a REIT.

The net income of our TRSs is not required to be distributed to us, and such undistributed TRS income is generally not subject to our REIT distribution requirements. However, if the accumulation of cash or reinvestment of significant earnings in our TRSs causes the fair market value of our securities in those entities, taken together with other non-qualifying assets to exceed 25% of the fair market value of our assets, in each case as determined for REIT asset testing purposes, we would, absent timely responsive action, fail to qualify as a REIT. Additionally, beginning in 2018, if the accumulation of cash or reinvestment of significant earnings in our TRSs causes the fair market value of our securities in those entities to exceed 20% of the fair market value of our assets, in each case as determined for REIT asset testing purposes, we would, absent timely responsive action, similarly fail to qualify as a REIT.

There are uncertainties relating to the special earnings and profits (“E&P”) distribution.

To qualify for taxation as a REIT, we were required to distribute to our shareholders all of our pre-REIT accumulated earnings and profits, if any, as measured for federal income tax purposes, prior to the end of our first taxable year as a REIT, which was for the taxable period ended December 31, 2013. We declared and paid a special dividend during the fourth quarter of 2012 for the purposes of distributing to our shareholders our pre-REIT accumulated earnings and profits. The calculation of the amount to be distributed in a special E&P distribution was a complex factual and legal determination. We currently believe our special E&P distribution paid during the fourth quarter of 2012, together with distributions paid in 2013, satisfied the requirements relating to the distribution of our pre-REIT accumulated earnings and profits. No assurance can be given, however, that the IRS will agree with our calculation. If the IRS finds additional amounts of pre-REIT E&P, there are procedures generally available to cure any failure to distribute all of our pre-REIT E&P.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification.

We have limited experience operating as a REIT, which may adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy debt service obligations.

We have only been operating as a REIT since January 1, 2013. Accordingly, the experience of our senior management operating a REIT is limited. Our pre-REIT operating experience may not be sufficient to operate successfully as a REIT. Failure to maintain REIT status could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy debt service obligations.

Risks Related to Our High Level of Indebtedness

Our level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt service obligations.

We have a significant amount of indebtedness. Our total consolidated indebtedness as of December 31, 2015, on an adjusted basis after giving effect to the consummation of the tender offer (assuming all the 6.625% senior notes are tendered), the offering of the notes and the application of the net proceeds therefrom, as described in “Use of Proceeds,” was approximately $1,888.7 million, excluding non-recourse debt of $247.1 million but including capital lease obligations of $9.9 million and other debt of $1.4 million. As of December 31, 2015, we had $54.3 million outstanding in letters of credit and $485.0 million in borrowings outstanding under our revolver. Also as of December 31, 2015, we had the ability to borrow $160.7 million under our revolver, after applying the limitations and restrictions in our debt covenants and subject to our satisfying the relevant borrowing conditions under our senior credit facility with respect to the incurrence of additional indebtedness. At December 31, 2015, we also had approximately AUD 215 million in letters of credit outstanding under our Australian letter of credit facility in connection with certain performance guarantees related to the Ravenhall Prison Project. We also have the ability to increase our senior credit facility by an additional $350 million, subject to lender demand and prevailing market conditions and satisfying the relevant borrowing conditions.

Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our senior notes and our other debt and liabilities;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes including to make distributions on our common stock as currently contemplated or necessary to maintain our qualification as a REIT;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to adverse economic and industry conditions;

•	place us at a competitive disadvantage compared to competitors that may be less leveraged;

•	restrict us from pursuing strategic acquisitions or exploiting certain business opportunities; and

•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.

If we are unable to meet our debt service obligations, we may need to reduce capital expenditures, restructure or refinance our indebtedness, obtain additional equity financing or sell assets. We may be unable to restructure or refinance our indebtedness, obtain additional equity financing or sell assets on satisfactory terms or at all. In addition, our ability to incur additional indebtedness will be restricted by the terms of our senior credit facility, the indenture governing the 6.625% senior notes, the indenture governing the 5.125% senior notes, the indenture governing the 5.875% senior notes due 2022 and the indenture governing the 5.875% senior notes due 2024.

We are incurring significant indebtedness in connection with substantial ongoing capital expenditures. Capital expenditures for existing and future projects may materially strain our liquidity.

As of December 31, 2015, we were developing a number of projects that we estimate will cost approximately $153.0 million, of which $53.0 million was spent through December 31, 2015. We estimate our remaining capital requirements to be approximately $100.0 million, which we anticipate will be spent in fiscal years 2016 through 2017. Included in these commitments is a contractual commitment to provide a capital contribution towards the design and construction of a prison project in Ravenhall, a locality near Melbourne, Australia, in the amount of AUD 115 million, or $84.0 million, based on exchange rates at December 31, 2015. This capital contribution is expected to be made in January 2017. Capital expenditures related to facility maintenance costs are expected to be approximately $24 million for 2016. We intend to finance these and future projects using our own funds, including cash on hand, cash flow from operations and borrowings under the Revolver. In addition to these current estimated capital requirements for 2016 and 2017, we are currently in the process of bidding on, or evaluating potential bids for the design, construction and management of a number of new projects. In the event that we win bids for these projects and decide to self-finance their construction, our capital requirements in 2016 through 2017 could materially increase. As of December 31, 2015, we had the ability to borrow $160.7 million under the Revolver after applying the limitations and restrictions in our debt covenants and subject to our satisfying the relevant borrowing conditions under the senior credit facility. In addition, we have the ability to increase the senior credit facility by an additional $350 million, subject to lender demand and prevailing market conditions and satisfying the relevant borrowing conditions thereunder. While we believe we currently have adequate borrowing capacity under our senior credit facility to fund our operations and all of our committed capital expenditure projects, we may need additional borrowings or financing from other sources in order to complete potential capital expenditures related to new projects in the future. We cannot assure you that such borrowings or financing will be made available to us on satisfactory terms, or at all. In addition, the large capital commitments that these projects will require over the next 12-18 month period may materially strain our liquidity and our borrowing capacity for other purposes. Capital constraints caused by these projects may also cause us to have to entirely refinance our existing indebtedness or incur more indebtedness. Such financing may have terms less favorable than those we currently have in place, or not be available to us at all. In addition, the concurrent development of these and other large capital projects exposes us to material risks. For example, we may not complete some or all of the projects on time or on budget, which could cause us to absorb any losses associated with any delays.

Despite current indebtedness levels, we may still incur more indebtedness, which could further exacerbate the risks described above.

The terms of the indentures governing the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022 and the 5.875% senior notes due 2024 and our senior credit facility restrict our ability to incur but do not prohibit us from incurring significant additional indebtedness in the future. As of December 31, 2015, we had the ability to borrow an additional $160.7 million under the revolver portion of our senior credit facility after applying the limitations and restrictions in our debt covenants and subject to our satisfying the relevant borrowing conditions under the senior credit facility. We also would have the ability to increase the Senior Credit Facility by an additional $350 million, subject to lender demand, prevailing market conditions and satisfying relevant borrowing conditions. Also, we may refinance all or a portion of our indebtedness, including borrowings under our senior credit facility, the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022 and the 5.875% senior notes due 2024. The terms of such refinancing may be less restrictive and permit us to incur more indebtedness than we can now. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face related to our significant level of indebtedness could intensify.

The covenants in the indentures governing the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022 and the 5.875% senior notes due 2024 and the covenants in our senior credit facility impose significant operating and financial restrictions which may adversely affect our ability to operate our business.

The indentures governing the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022 and the 5.875% senior notes due 2024 and our senior credit facility impose significant operating and financial restrictions on us and certain of our subsidiaries, which we refer to as restricted subsidiaries. These restrictions limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends and or distributions on our capital stock, repurchase, redeem or retire our capital stock, prepay subordinated indebtedness, make investments;

•	issue preferred stock of subsidiaries;

•	guarantee other indebtedness;

•	create liens on our assets;

•	transfer and sell assets;

•	make capital expenditures above certain limits;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company or sell all or substantially all of our assets.

These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our senior credit facility requires us to maintain specified financial ratios and satisfy certain financial covenants, including maintaining a maximum senior secured leverage ratio and total leverage ratio, and a minimum interest coverage ratio. We may be required to take action to reduce our indebtedness or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. We could also incur additional indebtedness having even more restrictive covenants. Our failure to comply with any of the covenants under our senior credit facility, the indentures governing the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022, the 5.875% senior notes due 2024, or any other indebtedness could prevent us from being able to draw on the Revolver, cause an event of default under such documents and result in an acceleration of all of our outstanding indebtedness. If all of our outstanding indebtedness were to be accelerated, we likely would not be able to simultaneously satisfy all of our obligations under such indebtedness, which would materially adversely affect our financial condition and results of operations.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control and we may not be able to generate the cash required to service our indebtedness.

Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to us under our senior credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness or debt securities, including the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022, and the 5.875% senior notes due 2024, or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of our indebtedness on or before maturity. However, we may not be able to complete such refinancing on commercially reasonable terms or at all. If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of the agreements governing our outstanding debt. If such a default were to occur, the lenders under the senior credit facility, and holders of the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022 and the 5.875% senior notes due 2024 could elect to declare all amounts outstanding immediately due and payable, and the lenders would not be obligated to continue to advance funds under the senior credit facility. If the amounts outstanding under the senior credit facility or other agreements governing our outstanding debt, were accelerated, our assets may not be sufficient to repay in full the money owed to our lenders and holders of the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022 and the 5.875% senior notes due 2024 and any other debt holders.

Because portions of our senior indebtedness have floating interest rates, a general increase in interest rates would adversely affect cash flows.

Borrowings under our senior credit facility bear interest at a variable rate. As a result, to the extent our exposure to increases in interest rates is not eliminated through interest rate protection agreements, such increases will result in higher debt service costs which will adversely affect our cash flows. We currently do not have interest rate protection agreements in place to protect against interest rate fluctuations on borrowings under our senior credit facility. As of December 31, 2015, we had $777.5 million of indebtedness outstanding under our senior credit facility, and a one percent increase in the interest rate applicable to the senior credit facility would increase our annual interest expense by approximately $8.0 million.

We depend on distributions from our subsidiaries to make payments on our indebtedness. These distributions may not be made.

A substantial portion of our business is conducted by our subsidiaries. Therefore, our ability to meet our payment obligations on our indebtedness is substantially dependent on the earnings of certain of our subsidiaries and the payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. Our subsidiaries are separate and distinct legal entities and, unless they expressly guarantee any indebtedness of ours, they are not obligated to make funds available for payment of our indebtedness in the form of loans, distributions or otherwise. Our subsidiaries’ ability to make any such loans, distributions or other payments to us will depend on their earnings, business results, the terms of their existing and any future indebtedness, tax considerations and legal or contractual restrictions to which they may be subject. If our subsidiaries do not make such payments to us, our ability to repay our indebtedness may be materially adversely affected. For the year ended December 31, 2015, our subsidiaries accounted for 73.8% of our consolidated revenues, and as of December 31, 2015, our subsidiaries accounted for 90.9% of our total assets.

Risks Related to the Notes

The notes and the related guarantees are effectively subordinated to our and our subsidiary guarantors’ senior secured indebtedness and structurally subordinated to the indebtedness of our subsidiaries that do not guarantee the notes.

The notes and the related guarantees are unsecured and therefore will be effectively subordinated to our secured indebtedness, including borrowings under the senior credit facility, to the extent of the value of the assets securing such indebtedness. Our total consolidated indebtedness as of December 31, 2015, on an as adjusted basis after giving effect to the consummation of the offering of the notes and the application of the net proceeds therefrom (and assuming all of the 6.625% senior notes are purchased in the tender offer), was approximately $1,888.7 million, excluding non-recourse debt of $247.1 million and including capital lease obligations of $9.9 million and other debt of $1.4 million, primarily consisting of $777.5 million of secured indebtedness under the senior credit facility, $300.0 million of the 5.125% senior notes, $250.0 million of the 5.875% senior notes due 2022, $250.0 million of the 5.875% senior notes due 2024 and the notes offered hereby. As of December 31, 2015, on an as adjusted basis after giving effect to the consummation of the offering of the notes and the application of the net proceeds therefrom, we had $54.3 million outstanding in letters of credit and $485.0 million in borrowings outstanding under the revolver. Also as of December 31, 2015, on an as adjusted basis after giving effect to the consummation of the offering of the notes and the application of the net proceeds therefrom, we had the ability to borrow $160.7 million under the revolver after applying the limitations and restrictions in our debt covenants and subject to our satisfying the relevant borrowing conditions under the senior credit facility with respect to the incurrence of additional indebtedness. In addition, the indenture governing the 6.625% senior notes, the indenture governing the 5.125% senior notes, the indenture governing the 5.875% senior notes due 2022, the indenture governing the 5.875% senior notes due 2024 and the indenture governing the notes will allow us and our subsidiary guarantors to incur a significant amount of additional indebtedness and to secure indebtedness, including any indebtedness incurred under credit facilities. In the event we or the guarantors become the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets and the assets of the guarantors securing indebtedness could not be used to pay you until after all secured claims against us and the guarantors have been fully paid.

In addition, the notes and the related guarantees will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes, including the trade payables. Our subsidiaries that are not providing note guarantees generated approximately 79% of our consolidated revenues and 71% of our consolidated EBITDA for the fiscal year ended December 31, 2015, and held approximately 80% of our consolidated assets as of December 31, 2015. In addition, as of December 31, 2015, our non-guarantor subsidiaries had $324.1 million of liabilities, including $247.1 million of indebtedness.

There is no public market for the notes.

The notes are a new issue of securities for which there is currently no trading market. Although the underwriters have advised us that they currently intend to make a market in the notes following completion of this offering, they have no obligation to do so and may discontinue such activity at any time without notice. We cannot be sure that an active trading market will develop for the notes or, if developed, that it will continue. Moreover, if a market were to develop, the notes could trade at prices that may be lower than their initial offering price because of many factors, including, but not limited to:

•	prevailing interest rates for similar securities;

•	general economic conditions;

•	our financial condition, performance or prospects; and

•	the prospects for other companies in the same industry.

We may not be able to satisfy our repurchase obligations in the event of a change of control because the terms of our indebtedness or lack of funds may prevent us from doing so.

Upon a change of control as specified in “Description of Notes,” each holder of the notes, each holder of the 6.625% senior notes, each holder of the 5.125% senior notes, each holder of the 5.875% senior notes due 2022, and each holder of the 5.875% senior notes due 2024 will have the right to require us to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest, and, liquidated damages, if any, to the date of repurchase. The terms of the senior credit facility limit our ability to repurchase the notes in the event of a change of control. Any future agreement governing any of our indebtedness may contain similar restrictions and provisions. Accordingly, it is possible that restrictions in the senior credit facility or other indebtedness that may be incurred in the future will not allow the required repurchase of the notes, the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022, and the 5.875% senior notes due 2024 upon a change of control. Even if such repurchase is permitted by the terms of our then existing indebtedness, we may not have sufficient funds available to satisfy our repurchase obligations. Our failure to purchase the notes would be a default under the indenture governing the notes, which in turn would trigger a default under the senior credit facility and the indentures governing the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022 and the 5.875% senior notes due 2024.

Fraudulent conveyance laws may permit courts to avoid the subsidiary guarantees of the notes and/or payments made under the subsidiary guarantees in specific circumstances, which would interfere with the payment under the subsidiary guarantees.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, any guarantee or payments thereunder made by any of our subsidiaries could be avoided, or claims under the guarantee of any of our subsidiaries could be subordinated to all other obligations of any such subsidiary, if the subsidiary, at the time it incurred the obligations under any guarantee:

•	incurred the obligations with the intent to hinder, delay or defraud creditors; or

•	received less than reasonably equivalent value, or did not receive fair consideration, in exchange for incurring those obligations; and

(1)	was insolvent or rendered insolvent by reason of that incurrence;

(2)	was engaged in a business or transaction for which the subsidiary’s remaining assets constituted unreasonably small capital; or

(3)	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A legal challenge to the obligations under any guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. We believe that each of our subsidiaries making a guarantee received reasonably equivalent value for incurring the guarantee, but a court may disagree with our conclusion or elect to apply a different standard in making its determination.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

We cannot assure you, however, as to what standard a court would apply in making these determinations.

In the event the payments by the guarantor are avoided, the value of such payments could be recovered for the benefit of: (i) the bankruptcy estate of the guarantor, (ii) an assignee of the guarantor’s assets in an Assignment for the Benefit of Creditors proceeding, and/or (iii) a creditor bringing the avoidance action. Also, your right to receive payments in respect of the notes from any such guarantor could be structurally subordinated to all indebtedness and other liabilities of that guarantor and/or disallowed in its entirety.

The indenture limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due.

In a Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Florida Bankruptcy Court without ruling directly on the enforceability of these types of provisions generally. If the Florida Bankruptcy Court’s decision is followed by other courts, the risk that the note guarantees would be deemed fraudulent conveyances would be significantly increased. If a guarantee of the notes is avoided as a fraudulent conveyance or is found to be unenforceable for any other reasons, you will not have a claim against the guarantor.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our other indebtedness, including a default under our senior credit facility, that is not cured or waived in accordance with the terms thereof, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants, including operating covenants, in the instruments governing our indebtedness (including covenants in our senior credit facility, the indenture governing the 6.625% senior notes, the indenture governing the 5.125% senior notes, the indenture governing the 5.875% senior notes due 2022, the indenture governing the 5.875% senior notes due 2024 and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could, in certain circumstances, elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If we breach our covenants under our senior credit facility or our other indebtedness and seek a waiver, we may not be able to obtain a waiver from the parties required under our senior credit facility. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect the market value of the notes and increase our future borrowing costs and reduce our access to capital.

Upon the closing of this offering, our debt is anticipated to have a non-investment grade rating, and any rating assigned to our debt could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any downgrade by a rating agency may result in higher borrowing costs.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

We may not be able to satisfy our repurchase obligations in the event of a change of control because the terms of our indebtedness or lack of funds may prevent us from doing so.

Upon a change of control as specified in the indentures governing the terms of our senior notes, each holder of the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022 and the 5.875% senior notes due 2024 will have the right to require us to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest, and, liquidated damages, if any, to the date of repurchase. The terms of the senior credit facility limit our ability to repurchase the notes in the event of a change of control. Any future agreement governing any of our indebtedness may contain similar restrictions and provisions. Accordingly, it is possible that restrictions in the senior credit facility or other indebtedness that may be incurred in the future will not allow the required repurchase of the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022 and the 5.875% senior notes due 2024 upon a change of control. Even if such repurchase is permitted by the terms of our then existing indebtedness, we may not have sufficient funds available to satisfy our repurchase obligations. Our failure to purchase any of the senior notes would be a default under the indenture governing such notes, which in turn would trigger a default under the senior credit facility and the indentures governing the other senior notes.

Risks Related to Our Business and Industry

From time to time, we may not have a management contract with a client to operate existing beds at a facility or new beds at a facility that we are expanding and we cannot assure you that such a contract will be obtained. Failure to obtain a management contract for these beds will subject us to carrying costs with no corresponding management revenue.

From time to time, we may not have a management contract with a customer to operate existing beds or new beds at facilities that we are currently in the process of renovating and expanding. While we will always strive to work diligently with a number of different customers for the use of these beds, we cannot assure you that a contract for the beds will be secured on a timely basis, or at all. While a facility or new beds at a facility are vacant, we incur carrying costs. We are currently marketing approximately 3,300 vacant beds at four of our idle facilities to potential customers. The annual carrying cost of idle facilities in 2016 is estimated to be $12.7 million, including depreciation expense of $1.5 million, if the facilities remain vacant during 2016. At December 31, 2015, these facilities had a net book value of $35.2 million. Failure to secure a management contract for a facility or expansion project could have a material adverse impact on our financial condition, results of operations and/or cash flows. We review our facilities for impairment whenever events or changes in circumstances indicate the net book value of the facility may not be recoverable. Impairment charges taken on our facilities could require material non-cash charges to our results of operations. In addition, in order to secure a management contract for these beds, we may need to incur significant capital expenditures to renovate or further expand the facility to meet potential clients’ needs.

Negative conditions in the capital markets could prevent us from obtaining financing, which could materially harm our business.

Our ability to obtain additional financing is highly dependent on the conditions of the capital markets, among other things. The capital and credit markets have experienced significant periods of volatility and disruption since 2008. During this time period, the economic impacts observed have included a downturn in the equity and debt markets, the tightening of the credit markets, a general economic slowdown and other macroeconomic conditions, volatility in currency exchange rates and concerns over sovereign debt levels abroad and in the U.S. and concerns over the failure to adequately address the federal deficit and the debt ceiling. If those macroeconomic conditions continue or worsen in the future, we could be prevented from raising additional capital or obtaining additional financing on satisfactory terms, or at all. If we need, but cannot obtain, adequate capital as a result of negative conditions in the capital markets or otherwise, our business, results of operations and financial condition could be materially adversely affected. Additionally, such inability to obtain capital could prevent us from pursuing attractive business development opportunities, including new facility constructions or expansions of existing facilities, and business or asset acquisitions.

We are subject to the loss of our facility management contracts, due to terminations, non-renewals or competitive re-bids, which could adversely affect our results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.

We are exposed to the risk that we may lose our facility management contracts primarily due to one of three reasons: (i) the termination by a government customer with or without cause at any time; (ii) the failure by a customer to exercise its unilateral option to renew a contract with us upon the expiration of the then current term; or (iii) our failure to win the right to continue to operate under a contract that has been competitively re-bid in a procurement process upon its termination or expiration. Our facility management contracts typically allow a contracting governmental agency to terminate a contract with or without cause at any time by giving us written notice ranging from 30 to 180 days. If government agencies were to use these provisions to terminate, or renegotiate the terms of their agreements with us, our financial condition and results of operations could be materially adversely affected.

As of December 31, 2015, eight of our facility management contracts representing $160.0 million (or 8.7%) of our consolidated revenues for the year ended December 31, 2015 are subject to competitive re-bid in 2016. While we are pleased with our historical win rate on competitive re-bids and are committed to continuing to bid competitively on appropriate future competitive re-bid opportunities, we cannot in fact assure you that we will prevail in future re-bid situations. Also, we cannot assure you that any competitive re-bids we win will be on terms more favorable to us than those in existence with respect to the expiring contract.

For additional information on facility management contracts that we currently believe will be competitively re-bid during each of the next five years and thereafter, please see “Business—Government Contracts—Terminations, Renewals and Competitive Re-bids” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The loss by us of facility management contracts due to terminations, non-renewals or competitive re-bids could materially adversely affect our financial condition, results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.

We may not be able to successfully identify, consummate or integrate acquisitions.

We have an active acquisition program, the objective of which is to identify suitable acquisition targets that will enhance our growth. The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms satisfactory to us. We will incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions.

Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. Achieving the anticipated benefits of any acquisition will depend in significant part upon whether we integrate such acquired businesses in an efficient and effective manner. We may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of our acquisitions within the anticipated timing or at all. For example, elimination of duplicative costs may not be fully achieved or may take longer than anticipated. For at least the first year after a substantial acquisition, and possibly longer, the benefits from the acquisition will be offset by the costs incurred in integrating the businesses and operations. We may also assume liabilities in connection with acquisitions that we would otherwise not be exposed to. An inability to realize the full extent of, or any of, the anticipated synergies or other benefits of an acquisition as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on our business and results of operations.

As a result of our acquisitions, we have recorded and will continue to record a significant amount of goodwill and other intangible assets. In the future, our goodwill or other intangible assets may become impaired, which could result in material non-cash charges to our results of operations.

We have a substantial amount of goodwill and other intangible assets resulting from business acquisitions. As of December 31, 2015, we had $839.6 million of goodwill and other intangible assets. At least annually, or whenever events or changes in circumstances indicate a potential impairment in the carrying value as defined by Generally Accepted Accounting Principles in the United States of America, or U.S. GAAP, we will evaluate this goodwill for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Estimated fair values could change if there are changes in our capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows, or market capitalization. Impairments of goodwill or other intangible assets could require material non-cash charges to our results of operations.

Our growth depends on our ability to secure contracts to develop and manage new correctional, detention and community based facilities and to secure contracts to provide electronic monitoring services, community-based re-entry services and monitoring and supervision services, the demand for which is outside our control.

Our growth is primarily dependent upon our ability to obtain new contracts to develop and/or manage correctional, detention, and community based facilities under public-private partnerships. Additionally, our growth is generally dependent upon our ability to obtain new contracts to offer electronic monitoring services, provide community-based re-entry services and provide monitoring and supervision services. Demand for new public-private partnership facilities in our areas of operation may decrease and our potential for growth will depend on a number of factors we cannot control, including overall economic conditions, governmental and public acceptance of public-private partnerships, government budgetary constraints, and the number of facilities available for public-private partnerships.

In particular, the demand for our correctional and detention services, electronic monitoring services, community-based re-entry services and monitoring and supervision services could be affected by changes in existing policies which adversely impact the need for and acceptance of public-private partnerships across the correctional, detention, and community reentry services spectrum. Various factors outside our control could adversely impact the growth of our GEO Care business, including government customer resistance to the public-private partnerships for residential community based facilities, and changes to Medicaid and similar reimbursement programs.

We may not be able to meet state requirements for capital investment or locate land for the development of new facilities, which could adversely affect our results of operations and future growth.

Certain jurisdictions have in the past required successful bidders to make a significant capital investment in connection with the financing of a particular project. If this trend were to continue in the future, we may not be able to obtain sufficient capital resources when needed to compete effectively for facility management contracts. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Our inability to secure financing and desirable locations for new facilities could adversely affect our results of operations and future growth.

We depend on a limited number of governmental customers for a significant portion of our revenues. The loss of, or a significant decrease in revenues from, these customers could seriously harm our financial condition and results of operations.

We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. Of our governmental partners, four customers, through multiple individual contracts, accounted for 45.5% of our consolidated revenues for the year ended December 31, 2015. In addition, three federal governmental agencies with correctional and detention responsibilities, the Bureau of Prisons, ICE, and the U.S. Marshals Service, accounted for 44.9% of our total consolidated revenues for the year ended December 31, 2015 through multiple individual contracts, with the Bureau of Prisons accounting for 15.6% of our total consolidated revenues for such period, ICE accounting for 17.7% of our total consolidated revenues for such period, and the U.S. Marshals Service accounting for 11.6% of our total consolidated revenues for such period; however, no individual contract with these clients accounted for more than 5.0% of our total consolidated revenues. Government agencies from the State of Florida accounted for 6.1% of our total consolidated revenues for the year ended December 31, 2015 through multiple individual contracts. Our revenues depend on our governmental customers receiving sufficient funding and providing us with timely payment under the terms of our contracts. If the applicable governmental customers do not receive sufficient appropriations to cover their contractual obligations, they may delay or reduce payment to us or terminate their contracts with us. With respect to our federal government customers, any future impasse or struggle impacting the federal government’s ability to reach agreement on the federal budget, debt ceiling, immigration reform and how to fund the Department of Homeland Security, and any future federal government shut downs could result in material payment delays, payment reductions or contract terminations. Additionally, our governmental customers may request in the future that we reduce our per diem contract rates or forego increases to those rates as a way for those governmental customers to control their spending and address their budgetary shortfalls. The loss of, or a significant decrease in, business from the Bureau of Prisons, ICE, the U.S. Marshals Service, the State of Florida or any other significant customers could seriously harm our financial condition and results of operations. We expect to continue to depend upon these federal and state agencies and a relatively small group of other governmental customers for a significant percentage of our revenues.

A decrease in occupancy levels could cause a decrease in revenues and profitability.

While a substantial portion of our cost structure is generally fixed, most of our revenues are generated under facility management contracts which provide for per diem payments based upon daily occupancy. Several of these contracts provide fixed-price payments that cover a portion or all of our fixed costs. However, many of our contracts have no fixed-price payments and simply provide for a per diem payment based on actual occupancy. As a result, with respect to our contracts that have no fixed-price payments, we are highly dependent upon the governmental agencies with which we have contracts to utilize our facilities. Under a per diem rate structure, a decrease in our utilization rates could cause a decrease in revenues and profitability. In addition, we acquired eight correctional and detention facilities from LCS Correctional Services, Inc. and its affiliates in 2015 which historically have had lower occupancy rates than GEO’s facilities. It may take longer than anticipated to increase the occupancy rates for these facilities. When combined with relatively fixed costs for operating each facility, regardless of the occupancy level, a material decrease in occupancy levels at one or more of our facilities could have a material adverse effect on our revenues and profitability, and consequently, on our financial condition and results of operations.

State budgetary constraints may have a material adverse impact on us.

State budgets continue their slow to moderate recovery. According to the National Conference of State Legislatures, the outlook for state budgets is stable. Revenue performance is positive, and expenditure overruns are relatively modest. Overall, most state officials anticipate a slow and steady improvement in state finances. As of December 31, 2015, we had 11 state correctional clients: Florida, Georgia, Alaska, Louisiana, Virginia, Indiana, Oklahoma, New Mexico, Arizona, Vermont and California. If state budgetary conditions deteriorate, our 11 state customers’ ability to pay us may be impaired and/or we may be forced to renegotiate our management contracts with those customers on less favorable terms and our financial condition, results of operations or cash flows could be materially adversely impacted. In addition, budgetary constraints in states that are not our current customers could prevent those states from using public-private partnerships for correctional, detention or community based service opportunities that we otherwise could have pursued.

Competition for contracts may adversely affect the profitability of our business.

We compete with government entities and other public-private partnership operators on the basis of cost, bed availability, location of facility, quality and range of services offered, experience in managing facilities, and reputation of management and personnel. Barriers to entering the market for the management of correctional and detention facilities and the provision of community reentry programs may not be sufficient to limit additional competition in our industry. In addition, some of our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at the facilities which they operate, they may choose to use less capacity at our facilities. Since we are paid on a per diem basis based on actual occupancy under some of our contracts, a decrease in occupancy could cause a decrease in both our revenues and our profitability.

We are dependent on government appropriations, which may not be made on a timely basis or at all and may be adversely impacted by budgetary constraints at the federal, state and local levels.

Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the contracting governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have a material adverse effect on our cash flow and financial condition, which may make it difficult to satisfy our payment obligations on our indebtedness, including the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022, the 5.875% senior notes due 2024 and the senior credit facility, in a timely manner. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may continue to encounter, unusual budgetary constraints. As a result, a number of state and local governments may be under pressure to control additional spending or reduce current levels of spending which could limit or eliminate appropriations for the facilities that we operate. Additionally, as a result of these factors, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. Budgetary limitations may also make it more difficult for us to renew our existing contracts on favorable terms or at all. Further, a number of states in which we operate may experience budget constraints for fiscal year 2016. We cannot assure you that these constraints would not result in reductions in per diems, delays in payment for services rendered or unilateral termination of contracts.

Public resistance to the use of public-private partnerships for correctional, detention and community based facilities could result in our inability to obtain new contracts or the loss of existing contracts, which could have a material adverse effect on our business, financial condition and results of operations.

The management and operation of correctional, detention and community based facilities under public-private partnerships has not achieved complete acceptance by either government agencies or the public. Some governmental agencies have limitations on their ability to delegate their traditional management responsibilities for such facilities to private companies and additional legislative changes or prohibitions could occur that further increase these limitations. In addition, the movement toward using public-private partnerships for such facilities has encountered resistance from groups, such as labor unions, which believe that correctional, detention and community based facilities should only be operated by governmental agencies. In addition, negative publicity about conditions, an escape, riot or other disturbance at a facility operated under a public-private partnership may result in adverse publicity to us and public-private partnerships in general. Any of these occurrences or continued trends may make it more difficult for us to renew or maintain existing contracts or to obtain new contracts. Changes in governing political parties could also result in significant changes to previously established views of public-private partnerships. Increased public resistance to the use of public-private partnerships for correctional, detention and community based facilities in any of the markets in which we operate, as a result of these or other factors, could have a material adverse effect on our business, financial condition and results of operations.

Operating youth services facilities poses certain unique or increased risks and difficulties compared to operating other facilities.

As a result of the acquisition of Cornell Companies, Inc. (the “Cornell Acquisition”) in 2010, we re-entered the market of operating youth services facilities. Operating youth services facilities may pose increased operational risks and difficulties that may result in increased litigation, higher personnel costs, higher levels of turnover of personnel and reduced profitability. Examples of the increased operational risks and difficulties involved in operating youth services facilities include, mandated client to staff ratios as high as 1:6, elevated reporting and audit requirements, a reduced number of management options to use with offenders and multiple funding sources as opposed to a single source payer. Additionally, youth services contracts related to educational services may provide for annual collection several months after a school year is completed. This may pose a risk that we will not be able to collect the full amount owed thereby reducing our profitability or it may adversely impact our annual budgeting process due to the lag time between us providing the educational services required under a contract and collecting the amount owed to us for such services. We cannot assure that we will be successful in operating youth services facilities or that we will be able to minimize the risks and difficulties involved while yielding an attractive profit margin.

Adverse publicity may negatively impact our ability to retain existing contracts and obtain new contracts.

Any negative publicity about an escape, riot or other disturbance or perceived conditions operated at a facility under a public-private partnership, any failures experienced by our electronic monitoring services and any negative publicity about a crime or disturbance occurring during a failure of service or the loss or unauthorized access to any of the data we maintain in the course of providing our services may result in publicity adverse to us and public-private partnerships in general. Any of these occurrences or continued trends may make it more difficult for us to renew existing contracts or to obtain new contracts or could result in the termination of an existing contract or the closure of one or more of our facilities, which could have a material adverse effect on our business. Such negative events may also result in a significant increase in our liability insurance costs.

We may incur significant start-up and operating costs on new contracts before receiving related revenues, which may impact our cash flows and not be recouped.

When we are awarded a contract to manage a facility, we may incur significant start-up and operating expenses, including the cost of constructing the facility, purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations, including our payment obligations on the 6.625% senior notes, the 5.125% senior notes, the 5.875% senior notes due 2022, the 5.875% senior notes due 2024 and the senior credit facility. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.

Failure to comply with extensive government regulation and applicable contractual requirements could have a material adverse effect on our business, financial condition or results of operations.

The industry in which we operate is subject to extensive federal, state and local regulation, including educational, environmental, health care and safety laws, rules and regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations affects all areas of our operations. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and are subject to background investigations. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. We may not always successfully comply with these and other regulations to which we are subject and failure to comply can result in material penalties or the non-renewal or termination of facility management contracts. In addition, changes in existing regulations could require us to substantially modify the manner in which we conduct our business and, therefore, could have a material adverse effect on us.

In addition, public-private partnerships are increasingly subject to government legislation and regulation attempting to restrict the ability of private operators to house certain classifications of offenders, such as offenders from other jurisdictions or offenders at higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Although we do not believe that existing legislation will have a material adverse effect on us, future legislation may have such an effect on us.

Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund amounts we have received, to forego anticipated revenues and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to RFPs from governmental agencies to manage correctional facilities. Governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, governmental agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If we are found to have engaged in improper or illegal activities, including under the United States False Claims Act, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain governmental entities. An adverse determination in an action alleging improper or illegal activities by us could also adversely impact our ability to bid in response to RFPs in one or more jurisdictions.

In addition to compliance with applicable laws and regulations, our facility management contracts typically have numerous requirements addressing all aspects of our operations which we may not be able to satisfy. For example, our contracts require us to maintain certain levels of coverage for general liability, workers’ compensation, vehicle liability, and property loss or damage. If we do not maintain the required categories and levels of coverage, the contracting governmental agency may be permitted to terminate the contract. In addition, we are required under our contracts to indemnify the contracting governmental agency for all claims and costs arising out of our management of facilities and, in some instances, we are required to maintain performance bonds relating to the construction, development and operation of facilities. Facility management contracts also typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Failure to properly adhere to the various terms of our customer contracts could expose us to liability for damages relating to any breaches as well as the loss of such contracts, which could materially adversely impact us.

We may face community opposition to facility location, which may adversely affect our ability to obtain new contracts.

Our success in obtaining new awards and contracts sometimes depends, in part, upon our ability to locate land that can be leased or acquired, on economically favorable terms, by us or other entities working with us in conjunction with our proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. When we select the intended project site, we attempt to conduct business in communities where local leaders and residents generally support the establishment of a new project. Future efforts to find suitable host communities may not be successful. In many cases, the site selection is made by the contracting governmental entity. In such cases, site selection may be made for reasons related to economic development interests.

Our business operations expose us to various liabilities for which we may not have adequate insurance and may have a material adverse effect on our business, financial condition or results of operations.

The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, product liability claims, intellectual property infringement claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, electronic monitoring products, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these general types of claims, except for claims relating to employment matters, for which we carry no insurance. However, we generally have high deductible payment requirements on our primary insurance policies, including our general liability insurance, and there are also varying limits on the maximum amount of our overall coverage. As a result, the insurance we maintain to cover the various liabilities to which we are exposed may not be adequate. Any losses relating to matters for which we are either uninsured or for which we do not have adequate insurance could have a material adverse effect on our business, financial condition or results of operations. In addition, any losses relating to employment matters could have a material adverse effect on our business, financial condition or results of operations. To the extent the events serving as a basis for any potential claims are alleged or determined to constitute illegal or criminal activity, we could also be subject to criminal liability. Such liability could result in significant monetary fines and could affect our ability to bid on future contracts and retain our existing contracts.

We may not be able to obtain or maintain the insurance levels required by our government contracts.

Our government contracts require us to obtain and maintain specified insurance levels. The occurrence of any events specific to our company or to our industry, or a general rise in insurance rates, could substantially increase our costs of obtaining or maintaining the levels of insurance required under our government contracts, or prevent us from obtaining or maintaining such insurance altogether. If we are unable to obtain or maintain the required insurance levels, our ability to win new government contracts, renew government contracts that have expired and retain existing government contracts could be significantly impaired, which could have a material adverse effect on our business, financial condition and results of operations.

Our international operations expose us to risks which could materially adversely affect our financial condition and results of operations.

For the year ended December 31, 2015, our international operations accounted for approximately 14% of our consolidated revenues from continuing operations. We face risks associated with our operations outside the

United States. These risks include, among others, political and economic instability, exchange rate fluctuations, taxes, duties and the laws or regulations in those foreign jurisdictions in which we operate. In the event that we experience any difficulties arising from our operations in foreign markets, our business, financial condition and results of operations may be materially adversely affected.

We conduct certain of our operations through joint ventures or consortiums, which may lead to disagreements with our joint venture partners or business partners and adversely affect our interest in the joint ventures or consortiums.

We conduct our operations in South Africa through our consolidated joint venture, SACM, and through our 50% owned and unconsolidated joint venture South African Custodial Services Pty. Limited, referred to as SACS. We conduct our prisoner escort and related custody services in the United Kingdom through our 50% owned and unconsolidated joint venture in GEO Amey PECS Limited, which we refer to as GEOAmey. We may enter into additional joint ventures in the future. Although we have the majority vote in our consolidated joint venture, SACM, through our ownership of 62.5% of the voting shares, we share equal voting control on all significant matters to come before SACS. We also share equal voting control on all significant matters to come before GEOAmey. We are conducting certain operations in Victoria, Australia through a consortium comprised of our wholly owned subsidiary, GEO Australia, John Holland Construction and Honeywell. The consortium is in the process of developing a new 1,300 bed prison in Ravenhall, a location near Melbourne, Australia. These joint venture partners, as well as any future partners, may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture or consortium. In the event that we have a disagreement with a joint venture partner or consortium business partner as to the resolution of a particular issue to come before the joint venture or consortium, or as to the management or conduct of the business of the joint venture or consortium in general, we may not be able to resolve such disagreement in our favor and such disagreement could have a material adverse effect on our interest in the joint venture or consortium or the business of the joint venture or consortium in general.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.

We are dependent upon the continued service of each member of our senior management team, including George C. Zoley, Ph.D., our Chairman and Chief Executive Officer, Brian R. Evans, our Chief Financial Officer, J. David Donahue, our Senior Vice President, and President, U.S. Corrections & Detention, Ann Schlarb, our Senior Vice President and President, GEO Care, David Venturella, our Senior Vice President, Business Development and also our other executive officers at the Vice President level and above. The unexpected loss of Mr. Zoley, Mr. Evans or any other key member of our senior management team could materially adversely affect our business, financial condition or results of operations.

In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, depending on the service we have been contracted to provide, we may need to hire operating management, correctional officers, security staff, physicians, nurses and other qualified personnel. The success of our business requires that we attract, develop and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could have a material effect on our business, financial condition or results of operations.

Our profitability may be materially adversely affected by inflation.

Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. While a substantial portion of our cost structure is generally fixed, if, due to inflation or other causes, our operating expenses, such as costs relating to personnel, utilities, insurance, medical and food, increase at rates faster than increases, if any, in our facility management fees, then our profitability could be materially adversely affected.

Various risks associated with the ownership of real estate may increase costs, expose us to uninsured losses and adversely affect our financial condition and results of operations.

Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from hurricanes, earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, even if we have insurance for a particular loss, we may experience losses that may exceed the limits of our coverage.

Risks related to facility construction and development activities may increase our costs related to such activities.

When we are engaged to perform construction and design services for a facility, we typically act as the primary contractor and subcontract with other companies who act as the general contractors. As primary contractor, we are subject to the various risks associated with construction (including, without limitation, shortages of labor and materials, work stoppages, labor disputes and weather interference) which could cause construction delays. In addition, we are subject to the risk that the general contractor will be unable to complete construction within the level of budgeted costs or be unable to fund any excess construction costs, even though we typically require general contractors to post construction bonds and insurance. Under such contracts, we are ultimately liable for all late delivery penalties and cost overruns.

The rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms could adversely affect our operating results.

We are often required to post performance bonds issued by a surety company as a condition to bidding on or being awarded a facility development contract. Availability and pricing of these surety commitments is subject to general market and industry conditions, among other factors. Recent events in the economy have caused the surety market to become unsettled, causing many reinsurers and sureties to reevaluate their commitment levels and required returns. As a result, surety bond premiums generally are increasing. If we are unable to effectively pass along the higher surety costs to our customers, any increase in surety costs could adversely affect our operating results. In addition, we may not continue to have access to surety credit or be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under our senior credit facility, which would entail higher costs even if such borrowing capacity was available when desired, and our ability to bid for or obtain new contracts could be impaired.

Adverse developments in our relationship with our employees could adversely affect our business, financial condition or results of operations.

At December 31, 2015, approximately 31% of our workforce was covered by collective bargaining agreements and, as of such date, collective bargaining agreements with approximately 4% of our employees were set to expire in less than one year. While only approximately 31% of our workforce schedule is covered by collective bargaining agreements, increases in organizational activity or any future work stoppages could have a material adverse effect on our business, financial condition, or results of operations.

Technological changes could cause our electronic monitoring products and technology to become obsolete or require the redesign of our electronic monitoring products, which could have a material adverse effect on our business.

Technological changes within the electronic monitoring business in which we conduct business may require us to expend substantial resources in an effort to develop and/or utilize new electronic monitoring products and technology. We may not be able to anticipate or respond to technological changes in a timely manner, and our response may not result in successful electronic monitoring product development and timely product introductions. If we are unable to anticipate or timely respond to technological changes, our business could be adversely affected and could compromise our competitive position, particularly if our competitors announce or introduce new electronic monitoring products and services in advance of us. Additionally, new electronic monitoring products and technology face the uncertainty of customer acceptance and reaction from competitors.

Any negative changes in the level of acceptance of or resistance to the use of electronic monitoring products and services by governmental customers could have a material adverse effect on our business, financial condition and results of operations.

Governmental customers use electronic monitoring products and services to monitor low risk offenders as a way to help reduce overcrowding in correctional facilities, as a monitoring and sanctioning tool, and to promote public safety by imposing restrictions on movement and serving as a deterrent for alcohol usage. If the level of acceptance of or resistance to the use of electronic monitoring products and services by governmental customers were to change over time in a negative manner so that governmental customers decide to decrease their usage levels and contracting for electronic monitoring products and services, this could have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of third parties to manufacture and supply quality infrastructure components for our electronic monitoring products. If our suppliers cannot provide the components or services we require and with such quality as we expect, our ability to market and sell our electronic monitoring products and services could be harmed.

If our suppliers fail to supply components in a timely manner that meets our quantity, quality, cost requirements, or technical specifications, we may not be able to access alternative sources of these components within a reasonable period of time or at commercially reasonable rates. A reduction or interruption in the supply of components, or a significant increase in the price of components, could have a material adverse effect on our marketing and sales initiatives, which could adversely affect our financial condition and results of operations.

The interruption, delay or failure of the provision of our services or information systems could adversely affect our business.

Certain segments of our business depend significantly on effective information systems. As with all companies that utilize information technology, we are vulnerable to negative impacts if information is inadvertently interrupted, delayed, compromised or lost. We routinely process, store and transmit large amounts of data for our clients. We continually work to update and maintain effective information systems. Despite the security measures we have in place and any additional measures we may implement in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism, or other events. For example, several well-known companies have recently disclosed high-profile security breaches, involving sophisticated and highly targeted attacks on their company’s infrastructure or their customers’ data, which were not recognized or detected until after such companies had been affected notwithstanding the preventative measures they had in place. Any security breach or event resulting in the interruption, delay or failure of our services or information systems, or the misappropriation, loss, or other unauthorized disclosure of client data or confidential information, whether by us directly or our third-party service providers, could damage our reputation, expose us to the risks of litigation and liability, disrupt our business, result in lost business or otherwise adversely affect our results of operations.

An inability to acquire, protect or maintain our intellectual property and patents in the electronic monitoring space could harm our ability to compete or grow.

We have numerous United States and foreign patents issued as well as a number of United States patents pending in the electronic monitoring space. There can be no assurance that the protection afforded by these patents will provide us with a competitive advantage, prevent our competitors from duplicating our products, or that we will be able to assert our intellectual property rights in infringement actions.

In addition, any of our patents may be challenged, invalidated, circumvented or rendered unenforceable. There can be no assurance that we will be successful should one or more of our patents be challenged for any reason. If our patent claims are rendered invalid or unenforceable, or narrowed in scope, the patent coverage afforded to our products could be impaired, which could significantly impede our ability to market our products, negatively affect our competitive position and harm our business and operating results.

There can be no assurance that any pending or future patent applications held by us will result in an issued patent, or that if patents are issued to us, that such patents will provide meaningful protection against competitors or against competitive technologies. The issuance of a patent is not conclusive as to its validity or its enforceability. The United States federal courts or equivalent national courts or patent offices elsewhere may invalidate our patents or find them unenforceable. Competitors may also be able to design around our patents. Our patents and patent applications cover particular aspects of our products. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. If these developments were to occur, it could have an adverse effect on our sales. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. Furthermore, the laws of foreign countries may not protect our intellectual property rights effectively or to the same extent as the laws of the United States. If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share that would harm our business and operating results.

Additionally, the expiration of any of our patents may reduce the barriers to entry into our electronic monitoring line of business and may result in loss of market share and a decrease in our competitive abilities, thus having a potential adverse effect on our financial condition, results of operations and cash flows.

Our electronic monitoring products could infringe on the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties, and/or prevent us from using technology that is essential to our products.

There can be no assurance that our current products or products under development will not infringe any patent or other intellectual property rights of third parties. If infringement claims are brought against us, whether successfully or not, these assertions could distract management from other tasks important to the success of our business, necessitate us expending potentially significant funds and resources to defend or settle such claims and harm our reputation. We cannot be certain that we will have the financial resources to defend ourselves against any patent or other intellectual property litigation.

In addition, intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling or using any products that incorporate the asserted intellectual property, which would adversely affect our revenue;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; or

•	redesign or rename, in the case of trademark claims, our products to avoid infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do.

In the event of an adverse determination in an intellectual property suit or proceeding, or our failure to license essential technology, our sales could be harmed and/or our costs could increase, which would harm our financial condition.

We license intellectual property rights in the electronic monitoring space, including patents, from third party owners. If such owners do not properly maintain or enforce the intellectual property underlying such licenses, our competitive position and business prospects could be harmed. Our licensors may also seek to terminate our license.

We are a party to a number of licenses that give us rights to third-party intellectual property that is necessary or useful to our business. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property. Our licensors may not successfully prosecute any applications for or maintain intellectual property to which we have licenses, may determine not to pursue litigation against other companies that are infringing such intellectual property, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer similar products for sale, which could adversely affect our competitive business position and harm our business prospects.

If we lose any of our rights to use third-party intellectual property, it could adversely affect our ability to commercialize our technologies, products or services, as well as harm our competitive business position and our business prospects.

We may be subject to costly product liability claims from the use of our electronic monitoring products, which could damage our reputation, impair the marketability of our products and services and force us to pay costs and damages that may not be covered by adequate insurance.

Manufacturing, marketing, selling, testing and the operation of our electronic monitoring products and services entail a risk of product liability. We could be subject to product liability claims to the extent our electronic monitoring products fail to perform as intended. Even unsuccessful claims against us could result in the expenditure of funds in litigation, the diversion of management time and resources, damage to our reputation and impairment in the marketability of our electronic monitoring products and services. While we maintain liability insurance, it is possible that a successful claim could be made against us, that the amount of our insurance coverage would not be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would harm our business.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $294.1 million from this offering of the notes after deducting the underwriters’ discounts and commissions and our estimated expenses. We intend to use the net proceeds of this offering, together with cash on hand to fund the tender offer and the repurchase, redemption or other discharge of all of our existing 6.625% senior notes that are not tendered pursuant to the tender offer and pay related fees, costs and expenses and for general corporate purposes. Certain of the underwriters or affiliates of the underwriters may be holders of the 6.625% senior notes. As a result, such underwriters or affiliates may receive a portion of the proceeds of this offering.

The following table sets forth the estimated sources and uses of funds for the above described transactions. No assurance can be given that the information in the following table will not change.

Source of Funds	Amount (in millions)	Uses of Funds	Amount (in millions)
New senior notes	$300.0	Refinance 6.625% senior notes	$300.0
Cash from Balance Sheet	20.4	Tender Premium (1)	11.0
		Accrued Interest (1)	3.5
		Fees and Expenses	5.9

TOTAL	$320.4	TOTAL	$320.4

(1)	Assumes all of the 6.625% notes are tendered and a settlement date of April 18, 2016.

CAPITALIZATION

The following table sets forth our audited consolidated cash and cash equivalents (unrestricted) and capitalization (total debt plus total shareholders’ equity) as of December 31, 2015 (1) on an actual basis and (2) on an as adjusted basis after giving effect to the consummation of the tender offer (assuming all of our 6.625% senior notes are tendered and repurchased and including the payment of accrued interest of $3.5 million on the 6.625% senior notes), the issuance of the notes and the payment of related fees, costs and expenses as set forth under “Use of Proceeds.”

You should read this table together with “Use of Proceeds” and with the historical financial statements of GEO, including the related notes, and GEO’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement.

	As of December 31, 2015
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents (unrestricted)	$59,638	$39,226

Senior Credit Facility:
Term Loan (1)	$292,500	$292,500
Revolver (2)	485,000	485,000

Total Senior Credit Facility	777,500	777,500
6.625% senior notes due 2021	300,000	—
5.875% senior notes due 2022	250,000	250,000
5.125% senior notes due 2023	300,000	300,000
5.875% senior notes due 2024	250,000	250,000
Senior notes due 2026 offered hereby	—	300,000
Capital lease obligations	9,856	9,856
Other debt	1,370	1,370

Total Debt, excluding non-recourse debt	1,888,726	1,888,726
Non-recourse debt (less discounts) (3)	247,131	247,131

Total Debt	2,135,857	2,135,857
Total Shareholders’ Equity (4)	1,006,837	990,816

Total Capitalization	$3,142,694	$3,126,673

(1)	The Term Loan matures on April 3, 2020.
(2)	The total available amount under our revolver as of December 31, 2015 on an as adjusted basis is $160.7 million after taking into account $54.3 million of letters of credit outstanding thereunder. The AUD$215.0 million of letters of credit issued subsequent to December 31, 2015 under the Australian LC Facility do not impact the amount of available borrowing capacity under the revolver. The revolver matures on August 27, 2019. The weighted average interest rate on outstanding borrowings under the senior credit facility as of December 31, 2015 was 3.1%. We also have the ability to increase the senior credit facility by an additional $350 million, subject to lender demand, prevailing market conditions and satisfying the borrowing conditions thereunder as of December 31, 2015.
(3)	Our non-recourse debt consists of debt related to two Australian subsidiaries and one domestic facility. Our wholly-owned Australian subsidiary financed the development of a facility with long-term debt obligations which are non-recourse to us and is matched by a corresponding commitment from the government of the State of Victoria. Additionally, another Australian subsidiary is developing a new 1,000 bed prison under a Public-Private Partnership in Ravenhall, just outside Melbourne. The obligation is non-recourse to us and is matched by a contract receivable from the State of Victoria. One of our domestic facility operating contracts was financed by taxable project revenue bonds which are non-recourse to us.
(4)	Total shareholders’ equity, as adjusted will be reduced by $16.0 million as of December 31, 2015 representing $5.0 million for the write-off of deferred financing fees and $11.0 million for the tender premium pertaining to the existing 6.625% senior notes due 2021.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Fiscal Year Ended
	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	January 1, 2012
Ratio of Earnings to Fixed Charges	2.1x	2.5x	1.8x	1.9x	2.3x

The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consist of income before income taxes, equity in earnings of affiliates, and discontinued operations, plus fixed charges less interest capitalized and plus the distributed income of affiliates. Amortization of capitalized interest is not significant for any of the periods presented. “Fixed Charges” consist of interest expensed and capitalized (which includes amortization of premiums, discounts and capitalized expenses related to our indebtedness), and an estimate of the interest within rental expense. We did not have any preferred stock outstanding for the periods presented, and therefore the ratios of earnings to combined fixed charges and preferred stock dividends would be the same as the ratios of earnings to fixed charges presented above.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

The following is a description of our senior credit facility. The summary of the senior credit facility is not complete and is subject and is qualified in its entirety by reference to the terms of the senior credit facility.

On August 27, 2014, we entered into the Second Amended and Restated Credit Agreement with GEO Corrections Holdings, Inc. (with us as the sole Term Loan borrower, and us and GEO Corrections Holdings, Inc. as joint and several revolver borrowers), BNP Paribas, as Administrative Agent, and the lenders who are, or may from time to time become, a party thereto. The senior credit facility consists of a $296.3 million term loan (the “Term Loan”) bearing interest at LIBOR plus 2.50% (with a LIBOR floor of .75%), and a $700 million revolving credit facility initially bearing interest at LIBOR plus 2.25% (with no LIBOR floor), together with a AUD$225 million facility available solely for the issuance of financial letters of credit and performance letters of credit, in each case denominated in Australian Dollars (the “Australian LC Facility”). We also have the ability to increase the senior credit facility by an additional $350 million, subject to lender demand, prevailing market conditions and satisfying the borrowing and other conditions thereunder. The revolver component is scheduled to mature on August 27, 2019 and the Term Loan component is scheduled to mature on April 3, 2020. The Australian LC Facility terminates on August 27, 2017, provided that the maturity date thereunder with respect to financial letters of credit is May 1, 2017.

The weighted average interest rate on outstanding borrowings under our senior credit facility was 3.1% as of March 31, 2016.

As of March 31, 2016, we had $291.8 million principal amount outstanding under the Term Loan, and the revolver had $514.0 million in outstanding borrowings along with approximately $54.2 million of letters of credit issued thereunder and $131.8 million available for additional borrowings. As of March 31, 2016, there were AUD$215.0 million of letters of credit issued under the Australian LC Facility.

All of the obligations under our senior credit facility are unconditionally guaranteed by each of our domestic subsidiaries that are restricted subsidiaries under the senior credit facility. The senior credit facility and the related guarantees are secured on a first priority basis by substantially all of our present and future tangible and intangible domestic assets and all present and future tangible and intangible domestic assets (subject to certain exceptions) and all present and future tangible and intangible assets (subject to certain exceptions) of each guarantor.

Our senior credit facility contains certain representations and warranties, and certain affirmative covenants and certain negative covenants that (subject to certain exceptions and allowances) restrict our ability to, among other things (i) create, incur or assume any indebtedness, (ii) create, incur, assume or permit liens, (iii) make loans and investments, (iv) engage in mergers, acquisitions, liquidations and asset sales, (v) make certain restricted payments, (vi) issue, sell or otherwise dispose of certain types of non-common equity, (vii) engage in transactions with affiliates, (viii) allow the total leverage ratio to exceed 5.75 to 1.00, allow the senior secured leverage ratio to exceed 3.50 to 1.00 or allow the interest coverage ratio to be less than 3.00 to 1.00, (ix) cancel, forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value any senior notes, except as permitted, (x) alter the business we conduct and (xi) materially impair our lenders’ security interests in the collateral for our loans. The restricted payments covenant remains consistent with our election to be treated as a real estate investment trust under the Internal Revenue Code of 1986, effective as of January 1, 2013.

Our senior credit facility generally requires the Interest Coverage Ratio to be calculated as (a) Adjusted EBITDA (as defined under our senior credit facility) for any period of four consecutive fiscal quarters to

(b) Interest Expense (as defined under our senior credit facility), minus Interest Expense attributable to Indebtedness of Unrestricted Subsidiaries and Other Consolidated Persons that is Non-recourse to us and the Restricted Subsidiaries for such four quarter period (capitalized terms are defined in the senior credit facility).

Events of default under the our senior credit facility include, but are not limited to, (i) failure to pay principal or letter of credit reimbursement obligations when due or to pay interest or other amounts within three business days of the payment deadline, (ii) our material breach of any representations or warranty, (iii) covenant defaults, (iv) liquidation, reorganization or other relief relating to bankruptcy or insolvency, (v) cross default under certain other material indebtedness, (vi) unsatisfied final money judgments over a specified threshold, (vii) material environmental liability claims which have been asserted against us, and (viii) a change in control.

We are seeking to amend our senior credit facility to increase our revolving credit facility, extend the maturity date of the revolving credit facility and provide for certain other modifications to the senior credit facility to be negotiated, including modifications to certain of the financial ratio requirements. No assurance can be given that we will be successful in consummating an amendment to our senior credit facility on favorable terms, or at all.

DESCRIPTION OF THE NOTES

General

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, references to “we,” “us,” “our,” and the “Company” refer to The GEO Group, Inc. and not to any of its Subsidiaries and references to the “Notes” refer to the      % Senior Notes due 2026 offered by this prospectus supplement and any additional notes issued under the Indenture in accordance with the terms of the Indenture.

We will issue the Notes under a base indenture (the “Base Indenture”) dated as of September 25, 2014 between us and Wells Fargo Bank, National Association, as trustee, as supplemented by the second supplemental indenture dated as of                      , 2016 among us, the Initial Guarantors and the trustee (the Base Indenture as so supplemented, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the Indenture is available from us at The GEO Group, Inc., One Park Place, 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487, Attn: Chief Financial Officer. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

The Notes

The Notes will be:

•	our general, unsecured obligations;

•	equal in right of payment with all of our existing and future unsecured, unsubordinated indebtedness, including the 5.875% senior notes due 2022, the 5.125% senior notes and the 5.875% senior notes due 2024;

•	effectively junior to our secured indebtedness, to the extent of the assets securing such indebtedness, including indebtedness under the Credit Agreement;

•	senior in right of payment to any of our future subordinated indebtedness;

•	unconditionally guaranteed by the Guarantors as described under “—The Note Guarantees;” and

•	structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our Subsidiaries that do not guarantee the Notes.

As of the date of the Indenture, all of our Subsidiaries (other than CSC of Tacoma, LLC, GEO International Holdings, Inc., certain dormant Domestic Subsidiaries and all of our Foreign Subsidiaries in existence as of the date of the Indenture) will be Restricted Subsidiaries, and each of our Subsidiaries that has guaranteed our obligations under the Credit Agreement will guarantee the Notes. However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate other Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the Notes. Our Subsidiaries that are not providing Note Guarantees generated approximately 14.8% of our consolidated revenues and 8.1% of our consolidated EBITDA for the fiscal year ended December 31, 2015, and held approximately 10.9% of our consolidated assets as of December 31, 2015.

The Note Guarantees

The Notes will initially be fully and unconditionally guaranteed by each of our Restricted Subsidiaries that has guaranteed our obligations under the Credit Agreement (collectively, the “Initial Guarantors”) and may be guaranteed by additional Subsidiaries of ours as described below under “Certain Covenants—Additional Note Guarantees.”

Each Note Guarantee of a Guarantor will be:

•	a general unsecured obligation of such Guarantor;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of such Guarantor, including the guarantees of the 5.875% senior notes due 2022, the 5.125% senior notes and the 5.875% senior notes due 2024;

•	effectively junior to such Guarantor’s secured indebtedness, to the extent of the assets securing such indebtedness, and to any indebtedness and other liabilities, including trade payables, of any Subsidiaries of such Guarantor that do not guarantee the Notes; and

•	senior in right of payment to any future subordinated indebtedness of such Guarantor.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. We cannot assure you that this limitation will protect the Note Guarantees from fraudulent conveyance or fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Note Guarantees would suffice, if necessary, to pay the Notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Florida Bankruptcy Court without ruling directly on the enforceability of these types of provisions generally. If the Florida Bankruptcy Court’s decision is followed by other courts, the risk that the Note Guarantees would be deemed fraudulent conveyances would be significantly increased. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Fraudulent conveyance laws may permit courts to avoid the subsidiary guarantees of the notes and/or payments made under the subsidiary guarantees in specific circumstances, which would interfere with the payment under the subsidiary guarantees.”

Not all of our Subsidiaries will guarantee the Notes. GEO and the Initial Guarantors generated approximately 85.2% of our consolidated revenues and 91.4% of our consolidated EBITDA for the fiscal year ended December 31, 2015, respectively, and held approximately 89.1% of our consolidated assets as of December 31, 2015.

The Note Guarantee of a Guarantor may be released in certain circumstances. See “—Certain Covenants—Additional Note Guarantees.”

Principal, Maturity and Interest

The Notes will be unlimited in aggregate principal amount, with $300.0 million aggregate principal amount to be issued in this offering, and will mature on                      , 2026. We may issue additional Notes from time to time, subject to the covenant described below under the subheading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, redemptions of Notes, offers to purchase Notes and the percentage of Notes required to consent to waivers of provisions of, and amendments to, the Indenture. We will issue Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the Notes will accrue at the rate of             % per annum and will be payable semi-annually in arrears on             and              , commencing on                      , 2016. We will make each interest payment to the Holders of record on the close of business on the immediately preceding              and              . Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar for the Notes. We may change the paying agent or registrar without prior notice to the Holders of the Notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Ranking

The Notes and the Note Guarantees will be our and the Guarantors’ unsecured, general obligations and the indebtedness evidenced by the Notes and the Note Guarantees will rank equal in right of payment to all of our and the Guarantors’ other existing and future unsecured general obligations, including the 5.875% senior notes due 2022, the 5.125% senior notes and the 5.875% senior notes due 2024, and senior in right of payment to all of our and the Guarantors’ future obligations expressly subordinated in right of payment to the Notes and the Note Guarantees. The Notes and the Note Guarantees, however, will be effectively subordinated to our and the Guarantors’ secured indebtedness with respect to the assets securing such obligations, including indebtedness under the Credit Agreement, which is secured by liens on substantially all of our and our Domestic Subsidiaries’ tangible and intangible assets as specified in the Credit Agreement. We conduct some of our business through our Subsidiaries and joint ventures. The Notes will be structurally subordinated to all existing and future liabilities of our Subsidiaries that do not guarantee the Notes and joint ventures, including trade payables.

As of December 31, 2015, on an as adjusted basis after giving effect to the offering of the Notes and the application of the net proceeds therefrom, (and assuming all of the 6.625% senior notes are purchased in the tender offer) we and the Initial Guarantors would have had total consolidated indebtedness of approximately $1,888.7 million (excluding non-recourse debt of $247.1 million and $54.3 million of existing letters of credit, but including capital lease obligations of $9.9 million and other debt of $1.4 million) primarily consisting of $777.5 million of secured indebtedness under the Credit Agreement, $250.0 million of the 5.875% senior notes due 2022, $300.0 million of the 5.125% senior notes, $250.0 million of the 5.875% senior notes due 2024 and the Notes. As of December 31, 2015, on an as adjusted basis after giving effect to the offering of the Notes and the application of the net proceeds therefrom (assuming all of the 6.625% senior notes are purchased in the tender offer), we had $485.0 million in borrowings outstanding under the revolver portion of the Credit Agreement.

Also as of December 31, 2015, on an as adjusted basis after giving effect to the consummation of the offering of the Notes and the application of the net proceeds therefrom (assuming all of the 6.625% senior notes are purchased in the tender offer), we had the ability to borrow $160.7 million under the revolver portion of the Credit Agreement, after applying the limitations and restrictions in our debt covenants and subject to our satisfying the relevant borrowing conditions under the Credit Agreement with respect to the incurrence of additional indebtedness. In addition, as of December 31, 2015, our Subsidiaries that are not providing a Note Guarantee had $324.1 million of liabilities, including $247.1 million of indebtedness. See “Capitalization.”

Optional Redemption

At any time on or prior to                      2019, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of outstanding Notes issued under the Indenture (including any additional Notes) at a redemption price of             % of their principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided, that: (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by us and our Subsidiaries); and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to                      2021, we may, at our option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption.

On or after                      , 2021, we may, at our option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on of the years indicated below:

Year Percentage
2021	%
2022	%
2023	%
2024 and thereafter	100.00%

For a description of the procedures applicable to a redemption of all or part of the Notes pursuant to the provisions of the Indenture described in this section, see “—Selection and Notice.”

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes, on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

3)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, Holders of the Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including, in connection with the proxy contest where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors. In this regard, a decision of the Delaware Chancery Court (not involving the Company or its securities) considered a change of control provision of an indenture governing publicly traded debt securities substantially similar to the change of control event described in clause (5) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

The Credit Agreement contains, and other indebtedness of the Company may contain, prohibitions on the occurrence of events that would constitute a Change of Control or require that indebtedness be repurchased upon a Change of Control. A Change of Control will constitute an event of default under the Credit Agreement and, unless the Company were able to obtain a waiver from the lenders under the Credit Agreement, the terms of the Credit Agreement would prohibit our purchase of the Notes in the event we are required to make a Change of Control Offer. There can be no assurance that the Company would be able to obtain a waiver from the lenders under the Credit Agreement to purchase the Notes in connection with a Change of Control. In addition, if a Change of Control Offer occurs, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer, or to make any other payment that may be required of us in respect of our other indebtedness. In the event we are required to purchase outstanding Notes pursuant to a Change of Control Offer, we expect that we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations and any other obligations in respect of our other indebtedness. However, there can be no assurance that we would be able to obtain the necessary financing. See “Risk Factors—Risks Related to the Notes—We may not be able to satisfy our repurchase obligations in the event of a change of control because the terms of our indebtedness or lack of funds may prevent us from doing so.”

Asset Sales

We will not, and we will not permit any of our Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

1)	we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (except in respect of Designated Assets sold pursuant to a Designated Asset Contract);

2)	the fair market value or Designated Asset Value, as applicable, in the case of any Asset Sales or series of related Asset Sales having a fair market value of $50.0 million or more, is determined by our Board of Directors and evidenced by a resolution of our Board of Directors set forth in an Officers’ Certificate delivered to the trustee; and

3)	at least 75% of the consideration received in the Asset Sale by us or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (3) only, each of the following will be deemed to be cash:

a)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the applicable Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

c)

notes or other obligations or Indebtedness actually received by the Company or any such Restricted Subsidiary as consideration for the sale or other disposition of a Designated Asset pursuant to a contract with a governmental or quasi-governmental agency, but only to the extent that such notes or other obligations or Indebtedness were explicitly required to be included, or permitted to be included solely at the option of the purchaser, in such consideration pursuant to such contract;

d)	100% of Indebtedness actually received by the Company or any Restricted Subsidiary as consideration for the sale or other disposition of an Unoccupied Facility; and

e)	any Designated Non-Cash Consideration received by the Company or any such Restricted Subsidiary in the Asset Sale, in an aggregate amount in any fiscal year of the Company (measured on the date such Designated Non-Cash Consideration was received without giving effect to subsequent changes in value), when taken together with all other Designated Non-Cash Consideration received as consideration pursuant to this clause (e) during such fiscal year (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-Cash Consideration), not to exceed $50.0 million.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may engage in Asset Swaps; provided that,

1)	immediately after giving effect to such Asset Swap, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and

2)	the Board of Directors of the Company determines that the fair market value of the assets received by the Company or the Restricted Subsidiary in the Asset Swap is not less than the fair market value of the assets disposed of by the Company or such Restricted Subsidiary in such Asset Swap and such determination is evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the trustee.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply those Net Proceeds, at its option:

1)	to repay permanently Indebtedness under the Credit Agreement (and with respect to Net Proceeds of a Restricted Subsidiary that is not a Guarantor, Indebtedness of such Restricted Subsidiary) and, if the Indebtedness permanently repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

2)	to acquire, or enter into a definitive agreement to acquire, all or substantially all of the assets of, a Permitted Business or a majority of the Voting Stock of a Person engaged in a Permitted Business, provided that such Person becomes a Restricted Subsidiary and provided, further, however, in the case of a definitive agreement, that such acquisition closes within 120 days of such 360 day period;

3)	to make a capital expenditure in or that is used or useful in a Permitted Business (provided that the completion of (i) construction of new facilities, (ii) expansions to existing facilities and (iii) repair or construction of damaged or destroyed facilities, in each case, which commences within such 360 days may extend for an additional 360 day period if the Net Proceeds to be used for such construction, expansion or repair are committed specifically for such activity within such 360 days); or

4)	to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph, or that the Company determines will not be applied or invested as provided in the preceding paragraph, will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and, at the Company’s option, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture (for example, our 5.875% senior notes due 2022, our 5.125% senior notes and our 5.875% senior notes due 2024) with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase on a pro rata basis the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The agreements governing the Company’s other Indebtedness contain prohibitions of certain events, including certain types of Asset Sales. The terms of the Credit Agreement would prohibit our purchase of the Notes in the event we were required to make an Asset Sale Offer. In addition, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes in connection with an Asset Sale Offer could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

2)	if the Notes are not listed on any national securities exchange, on a pro rata basis (based on amounts tendered), by lot or by such method as the trustee deems fair and appropriate in accordance with DTC procedures.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional. As long as the Notes are issued in global form, notices to be given to Holders will be given to DTC, in accordance with its applicable policies as in effect from time to time.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the Indenture:

1)	the Notes are rated Baa3 or better by Moody’s or BBB- or better by Standard & Poor’s (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency); and

2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus supplement will be suspended:

(a) “—Repurchase at the Option of Holders—Asset Sales;”

(b) “—Restricted Payments;”

(c) “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(d) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(e) “—Designation of Restricted and Unrestricted Subsidiaries;”

(f) “—Transactions with Affiliates;”

(g) clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets;”

(h) clauses (1)(a) and (3) of the covenant described below under the caption “—Sale and Leaseback Transactions;” and

(i) “—Business Activities.”

During any period that the foregoing covenants have been suspended (a “Suspension Period”), the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant under the caption “—Designation of Restricted and Unrestricted Subsidiaries” unless such designation would have been permitted if a Suspension Period had not been in effect at such time.

Notwithstanding the foregoing, if the rating assigned by such rating agency should subsequently decline and the Notes are not rated Baa3 or better by Moody’s nor BBB- or better by Standard & Poor’s (or if either such agency ceases to rate the Notes, the equivalent investment grade credit rating from another nationally recognized statistical rating organization), the foregoing covenants will be reinstated as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Notwithstanding that the suspended covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with such suspended covenants during any Suspension Period. There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s, or any Restricted Subsidiary’s, Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions payable (A) in Equity Interests (other than Disqualified Stock) of the Company or (B) to the Company or a Restricted Subsidiary of the Company);

2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated to the Notes or any Note Guarantee, except a payment of interest or principal to the Company or any Restricted Subsidiary or except any payment made at the Stated Maturity thereof (or any payment, purchase or other acquisition, in anticipation of satisfying a sinking fund obligation, principal installment or final maturity due within one year); or

4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment; and

2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after March 19, 2013 (excluding Restricted Payments permitted by clauses (2) through (8) of the second succeeding paragraph and including the net amount of any Restricted Payment permitted pursuant to the second paragraph of this covenant), is less than the sum, without duplication, of:

(a)	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis for the period (taken as one accounting period) from January 1, 2013, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(b)	(i) 100% of the aggregate net cash proceeds plus (ii) 100% of the aggregate fair market value of any Permitted Business or assets used or useful in a Permitted Business (other than Restricted Investments), in each case, to the extent received by the Company since March 19, 2013 as a contribution to its common equity capital or in consideration of the issuance of Equity Interests of the Company (other than Disqualified Stock), except to the extent used to make an Investment pursuant to clause (12) or (14) of the definition of Permitted Investments, or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment that was made after March 19, 2013 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after March 19, 2013, the lesser of (i) the fair market value of the Company’s or any Restricted Subsidiary’s Investment in such Subsidiary as of the date of such redesignation or (ii) the fair market value of the Company’s or any Restricted Subsidiary’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary to the extent such Investment was treated as a Restricted Payment, plus the amount of any Investments made in such Subsidiary subsequent to such designation (or in the case of any Subsidiary that was an Unrestricted Subsidiary as of March 19, 2013, subsequent to March 19, 2013) to the extent any such Investment was treated as a Restricted Payment by the Company or any Restricted Subsidiary; plus

(e)	100% of any other dividends or other distributions received by the Company or a Restricted Subsidiary since March 19, 2013 from an Unrestricted Subsidiary of the Company to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period in an amount not to exceed the amount of Restricted Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary.

Notwithstanding the foregoing, the Company and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution or take other action (that would have otherwise been a Restricted Payment) that is necessary to maintain the Company’s or any direct or indirect parent company of the Company’s status as a REIT under the Code or to enable the Company or any such parent company to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by the Company or any such parent company to its shareholders, with such distribution to be made as and when determined by the Company, whether during or after the end of the relevant calendar year, provided that if such distribution is to be made to a direct or indirect parent company of the Company, such parent company will (a) become a Guarantor and (b) declare or pay a dividend or make a distribution to its shareholders substantially concurrent with, and in an amount not less than, the distribution received by such parent company, in each case, so long as no Default or Event of Default shall have occurred and be continuing.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the first paragraph of this covenant;

3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

4)	the payment of any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

5)	the repurchase of Equity Interests deemed to occur upon (a) exercise of stock options to the extent that shares of such Equity Interests represent a portion of the exercise price of such options and (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith;

6)	the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary held by any member of the Company’s (or any Restricted Subsidiary’s) management; provided that the aggregate amount expended pursuant to this clause (6) shall not exceed $10.0 million in any twelve-month period;

7)	Restricted Payments not otherwise permitted in an amount not to exceed $150.0 million; and

8)	Restricted Payments made, if, at the time of the making of such Restricted Payment, and after giving effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment), the Consolidated Total Leverage Ratio of the Company would not exceed 3.50 to 1.00.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. Except with respect to a Restricted Payment permitted by clauses (1) through (8) above, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. Not later than the date on which such Restricted Payment was made, the Company will deliver to the trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness or issue Disqualified Stock and any Foreign Subsidiary may incur Indebtedness, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of Disqualified Stock, as set forth below (collectively, “Permitted Debt”):

1)	the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $1,900.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under the Credit Agreement and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, pursuant to the covenant described under the subheading “—Repurchase at the Option of Holders—Asset Sales”;

2)	the incurrence by the Company and any Restricted Subsidiary of Existing Indebtedness;

3)	the incurrence by the Company of Indebtedness represented by the Notes to be issued on the date of the Indenture and any Guarantees thereof by any Guarantor;

4)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) $100.0 million and (ii) 5.0% of Consolidated Tangible Assets, at any time outstanding;

5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (5) of this paragraph;

6)	the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and any Restricted Subsidiary; provided, however, that:

a)	if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and

(ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary; will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

7)	the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or for hedging foreign currency exchange risk, in each case to the extent the Hedging Obligations are incurred in the ordinary course of the Company’s financial management and not for any speculative purpose;

8)	the guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

9)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

10)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness, including Indebtedness represented by letters of credit for the account of the Company or any Restricted Subsidiary, incurred in respect of workers’ compensation claims, self-insurance obligations, performance, proposal, completion, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; provided, that the underlying obligation to perform is that of the Company or its Restricted Subsidiaries and not that of the Company’s Unrestricted Subsidiaries; provided further, that such underlying obligation is not in respect of borrowed money;

11)	the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $125.0 million;

12)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness, including but not limited to Indebtedness represented by letters of credit for the account of the Company or any Restricted Subsidiary, arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of the Company or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition;

13)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of incurrence;

14)	the issuance of preferred stock of a Restricted Subsidiary to the Company that is pledged to secure the Credit Agreement, provided that any subsequent transfer that results in such preferred stock being held by a Person other than the Company or a Restricted Subsidiary will be deemed to constitute an issuance of preferred stock not permitted by this clause (14);

15)	the incurrence of Acquired Debt (but not any Indebtedness incurred in connection with, or in contemplation of such other Person merging with or into, or becoming a Subsidiary of, the Company); provided, however, that on the date such Person becomes a Subsidiary or is acquired by the Company and after giving pro forma effect thereto, (x) the Company would have been entitled to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio in the first paragraph of this covenant or (y) the Fixed Charge Coverage Ratio would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

16)	Guarantees by the Company or any Restricted Subsidiary of Indebtedness of any Unrestricted Subsidiary, provided that the aggregate principal amount of such Guarantees of Indebtedness of any Unrestricted Subsidiary shall not exceed the greater of (i) $75.0 million and (ii) 5.0% of Consolidated Tangible Assets, at any time outstanding.

The Company will not, and will not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Note Guarantee on substantially identical terms; provided, however, that no Indebtedness of the Company or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

For purposes of determining compliance with the provisions in the Indenture described in this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable or prior basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company, will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

1)	agreements governing Existing Indebtedness and the Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided, that, the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

2)	the Indenture and the Notes;

3)	applicable law, rule, regulation or order;

4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

5)	customary non-assignment provisions of any contract or agreement entered into in the ordinary course of business and customary provisions restricting subletting or transfer of any interest in real or personal property contained in any lease or easement agreement of the Company or any Restricted Subsidiary;

6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

7)	any agreement for the sale or other disposition of all or substantially all of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition of all or substantially all of the assets or Capital Stock of such Restricted Subsidiary;

8)	Permitted Refinancing Indebtedness; provided, that, the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness with respect to dividends and other payments are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

12)	any Indebtedness incurred in compliance with the covenant under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” by any Foreign Subsidiary or any Guarantor, or any agreement pursuant to which such Indebtedness is issued, if the encumbrance or restriction applies only to such Foreign Subsidiary or Guarantor and only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Board of Directors of the Company) and the Board of Directors of the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to pay interest or principal on the Notes; or

13)	an arrangement or circumstance arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary.

Merger, Consolidation or Sale of Assets

The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in an assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

3)	no Default or Event of Default exists;

4)	the Company or the other Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

5)	the Company or the other Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made will have delivered to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, lease, conveyance, transfer, or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Clause (4) of this “—Merger, Consolidation or Sale of Assets” covenant will not apply to: (a) a transaction the principal purpose of which is to change the state of organization of the Company and that does not have as one of its purposes the evasion of such clause, (b) a sale, transfer or other disposition of assets between or among the Company and any of its Restricted Subsidiaries or (c) any merger or consolidation of a Restricted Subsidiary into the Company.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

2)	the Company delivers to the trustee:

a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

b)	except with respect to leases of facilities entered into in the ordinary course of business with a Wholly Owned Subsidiary, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

1)	indemnity agreements and reasonable employment arrangements (including severance and retirement agreements) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, in each case approved by the disinterested members of the Board of Directors of the Company;

2)	transactions between or among the Company and/or its Restricted Subsidiaries;

3)	payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

4)	sales of Equity Interests (other than Disqualified Stock) of the Company;

5)	Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

6)

any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Company and its Restricted Subsidiaries; and

7)	any pledge of any Government Operating Agreement to secure Non-Recourse Project Financing Indebtedness related to the facility that is the subject of such Government Operating Agreement.

Additional Note Guarantees

The Company will not permit any of its Restricted Subsidiaries which are not Guarantors directly or indirectly, to Guarantee the payment of (a) any Indebtedness of the Company or any Guarantor under any Credit Facility or (b) any Indebtedness of the Company or any Guarantor evidenced by bonds, notes or other debt securities in an aggregate principal amount of $100 million or more, unless, in each case, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Note Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

2)	either:

a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

b)	such sale or other disposition complies with the provisions of the Indenture described under the subheading “—Repurchase at the Option of Holders—Asset Sales,” including the application of the Net Proceeds therefrom.

The Note Guarantee of a Guarantor will be released:

1)	in connection with any sale of all of the Capital Stock of a Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the provisions of the Indenture described under the subheading “—Repurchase at the Option of Holders—Asset Sales”;

2)	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

3)	upon Legal Defeasance or Covenant Defeasance of the Notes, as described in “—Legal Defeasance and Covenant Defeasance”; or

4)	upon the release or termination (other than a termination or release resulting from the payment thereon) of the Guarantee of (a) all Indebtedness of the Company or any Guarantor under any Credit Facility and (b) all Indebtedness of the Company or any Guarantor evidenced by bonds, notes or other debt securities in an aggregate principal amount of $100 million or more.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is

designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be Investments made as of the time of the designation, subject to the limitations on Restricted Payments. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default; provided, that, such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

1)	the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

2)	the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

3)	the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company, upon request, will furnish to the Holders of Notes:

1)	all quarterly and annual financial and other information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the second preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Notwithstanding the foregoing, if any direct or indirect parent company of the Company provides a full and unconditional Guarantee of the Notes, the reports, information and other documents required to be filed and furnished as described above may be those of such parent company, rather than those of the Company; provided that, if and so long as such parent company shall have Independent Assets or Operations, the same is accompanied by consolidating information relating to such parent company, on the one hand, and information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. The Company will be deemed to have furnished to the Holders of Notes, and to have filed with and delivered to the trustee, the information and reports referred to in clauses (1) and (2) above, the third paragraph of this covenant and in this paragraph (or such information and reports of a direct or indirect parent company of the Company, if applicable), if such information and reports have been filed with the Commission via the EDGAR filing system (or any successor filing system of the Commission) and are publicly available. “Independent Assets or Operations” means, with respect to any direct or indirect parent company of the Company, that each of the total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities of such parent company, determined on a consolidated basis in accordance with GAAP, but excluding in each case amounts related to its investment in the Company and the Restricted Subsidiaries, as shown in the most recent fiscal quarter financial statements of such parent company (measured on a most recent trailing four fiscal quarter basis with respect to revenues, income from continuing operations before income taxes and cash flows from operating activities), is more than 3.0% of such parent company’s corresponding consolidated amount determined in accordance with GAAP.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under the Indenture for purposes of clause (4) under “Events of Default and Remedies” until 120 days after the date any report under the Indenture is due.

Events of Default and Remedies

Each of the following is an Event of Default:

1)	default for 30 days in the payment when due of interest on the Notes;

2)	default in payment when due of the principal of, or premium, if any, on the Notes;

3)	failure by the Company or any Restricted Subsidiary to comply with the provisions described under the subheadings “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

4)	failure by the Company or any Guarantor for 60 consecutive days after notice to comply with any of the other agreements in the Indenture;

5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

a)	is caused by a failure to make any payment due at final maturity of such Indebtedness (a “Payment Default”); or

b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

6)	failure by the Company or any Restricted Subsidiary to pay final judgments not covered by insurance aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

7)	except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

8)	certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding such notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

The Company is required to deliver to the trustee annually a written statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a written statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders, Members and Partners

No director, officer, manager, employee, incorporator, stockholder, member or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, the Indenture or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described above under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date and, if the Notes are being defeased to a particular redemption date, the Company must have delivered to the trustee an irrevocable notice of redemption;

2)	in the case of Legal Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3)	in the case of Covenant Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4)	no Default or Event of Default has occurred and is continuing either (a) on the date of such deposit or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

6)	the Company must have delivered to the trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

7)	the Company must have delivered to the trustee an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

8)	the Company must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

2)	reduce the principal of or change the fixed maturity of any Note or change the optional redemption dates or optional redemption prices from those stated under the caption “—Optional Redemption” (except amendments or changes to any notice provisions, which may be amended with the consent of Holders of a majority of the Notes);

3)	reduce the rate of or change the time for payment of interest on any Note;

4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

5)	make any Note payable in currency other than that stated in the Notes;

6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

7)	waive a redemption payment with respect to any Note;

8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

9)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

10)	amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the subheading “—Repurchase at the Option of Holders—Asset Sales” after the obligation to make an Asset Sale Offer has arisen or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the subheading “—Repurchase at the Option of Holders—Change of Control,” after a Change of Control has occurred including, in each case, amending, changing or modifying any definition relating thereto; or

11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors, if any, and the trustee may amend or supplement the Indenture or the Notes:

1)	to cure any ambiguity, defect or inconsistency;

2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

6)	to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes as evidenced in an Officers’ Certificate;

7)	to provide for the issuance of additional Notes in accordance with the limitations described in the Indenture;

8)	to allow a Guarantor to execute a supplemental indenture for the purpose of providing a Note Guarantee in accordance with the provisions of the Indenture;

9)	to establish the form or terms of securities (other than the Notes) of any series as permitted by the Indenture;

10)	to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to the provisions of the Indenture; provided that any such actions shall not adversely affect the interests of Holders of the Notes in any material respect; or

11)	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the Notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

1)	either:

a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

b)	all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

4)	the Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that, beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of (1) 1.0% of the principal amount of such Note, and (2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on                      , 2021 (such redemption price being described under the caption “—Optional Redemption”), plus (ii) all required interest payments due on such Note through                      , 2021 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Asset Sale” means:

1)	the sale, lease, transfer, conveyance or other disposition of any assets or rights; provided, that, the sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the subheading “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the subheading “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described under the subheading “—Repurchase at the Option of Holders—Asset Sales”; and

2)	the issuance or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

1)	any single transaction or series of related transactions that involves the sale of assets or the issuance or sale of Equity Interests of a Restricted Subsidiary having a fair market value of less than $20.0 million;

2)	a transfer of assets by the Company to any of its Restricted Subsidiaries or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary;

3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

4)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

5)	the sale or other disposition of cash or Cash Equivalents; and

6)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the subheading “—Certain Covenants—Restricted Payments.”

“Asset Swap” means an exchange of assets other than cash, Cash Equivalents or Equity Interests of the Company or any Subsidiary by the Company or a Restricted Subsidiary of the Company for:

1)	one or more Permitted Businesses;

2)	a controlling equity interest in any Person that becomes a Restricted Subsidiary whose assets consist primarily of one or more Permitted Businesses; and/or

3)	one or more real estate properties.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13 (d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

1)	with respect to a corporation, the board of directors of the corporation;

2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

1)	in the case of a corporation, corporate stock;

2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

1)	United States dollars;

2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) (“Government Securities”) having maturities of not more than one year from the date of acquisition;

3)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest ratings obtainable from either Moody’s or Standard & Poor’s with maturities of 12 months or less from the date of acquisition;

4)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

6)	commercial paper having the highest rating obtainable from Moody’s or Standard & Poor’s and in each case maturing within one year after the date of acquisition;

7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

8)	with respect to any Foreign Subsidiary, deposit accounts held by such Foreign Subsidiary in local currency at local commercial banks or savings banks or saving and loan associations in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

1)	the direct or indirect sale, transfer, assignment, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company, any Restricted Subsidiary or any Parent Company;

2)	the approval by the holders of the Voting Stock of the Company or any Parent Company of a plan relating to the liquidation or dissolution of the Company or any Parent Company or, if no such approval is required, the adoption of a plan by the Company or any Parent Company relating to the liquidation or dissolution of the Company or any Parent Company;

3)	the consummation of any transaction (including without limitation any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a Parent Company, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company;

4)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of all classes of Voting Stock of the Company, other than in each case, in connection with any transaction or series of transactions in which the Company shall become a Wholly Owned Subsidiary of a Parent Company; or

5)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act, then the body performing such duties at such time.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period; plus, in each case, to the extent deducted in computed Consolidated Net Income,

1)	losses realized by such Person and its Restricted Subsidiaries in connection with sales of assets outside the ordinary course of business; plus

2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; plus

3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), net of Non-Recourse Interest Payments received in cash by the Company or any Restricted Subsidiary relating to any Non-Recourse Project Financing Indebtedness up to the amount of interest expense for such Non-Recourse Project Financing Indebtedness; plus

4)	proceeds actually received from any business interruption insurance; plus

5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash payments in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; minus

6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

3)	the Net Income of any Person acquired during such period for any period prior to the date of such acquisition shall be excluded;

4)	the cumulative effect of a change in accounting principles shall be excluded;

5)	the Net Income or loss of any Unrestricted Subsidiary will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

6)	any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation, and one-time compensation charges and any expenses directly attributable to the implementation of cost saving initiatives) shall be excluded;

7)	any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

8)	the amount of any restructuring charge, integration costs or other business optimization expenses or reserve shall be excluded;

9)	any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, shall be excluded;

10)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded; and

11)	any fees, expenses or charges related to any equity offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness not prohibited from being incurred by the Indenture (including a refinancing thereof), whether or not completed or successful, shall be excluded, including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Agreement and (ii) any amendment or other modification of the Notes, the 5.875% senior notes due 2022, the 5.125% senior notes, the 5.875% senior notes due 2024 and the Credit Agreement.

“Consolidated Tangible Assets” means the total assets, less goodwill and other intangibles shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset (except any such intangible assets) owned by the Company or any of the Restricted Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any Transaction Date with respect to any Person, the ratio of:

1)	the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, to

2)	the aggregate amount of Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such Person’s most recently ended four full fiscal quarters immediately preceding such Transaction Date for which internal financial statements are available.

The Consolidated Total Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio”, including any pro forma adjustments to Indebtedness and Consolidated Cash Flow.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

1)	was a member of such Board of Directors on the date of the Indenture; or

2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of August 27, 2014, by and among the Company, GEO Corrections Holdings, Inc., BNP Paribas, as Administrative Agent, BNP Paribas Securities Corp., as Lead Arranger, and the lenders who are, or may from time to time become, a party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (and/or amended and restated) as of the date of the Indenture and as may be further amended (and/or amended and restated), modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, with the same or different lenders (including, without limitation, any amendment, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum amount of the loans made or to be made thereunder).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, project financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended (and/or amended and restated), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, but excluding, in each case any debt securities.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Asset” means any facility used in a Permitted Business owned or leased by the Company or any Restricted Subsidiary that is subject to a Governmental Authority’s option to purchase or right of reversion under the related Designated Asset Contract.

“Designated Asset Contract” means (a) contracts or arrangements in existence on the date of the Indenture with respect to the following facilities under which a Governmental Authority has the right to purchase such facility for the Designated Asset Value of such facility, or with respect to which there is a right of reversion of all or a portion of the Company’s or a Restricted Subsidiary’s ownership or leasehold interest in such facility: Western Region Detention Facility at San Diego; Central Arizona Correctional Facility; Arizona State Prison Phoenix; Robert A. Deyton Detention Facility; Lawton Correctional Facility; Arizona State Prison Florence; Arizona State Prison Kingman; Abraxas Youth Center (So. Mountain, PA); and Leadership Development Program (So. Mountain, PA); and (b) a contract that is acquired or entered into after the date of the Indenture under which a Governmental Authority has an option to purchase a Designated Asset from the Company or a Restricted Subsidiary for a Designated Asset Value or a right of reversion of all or a portion of the Company’s or such Restricted Subsidiary’s ownership or leasehold interest in such Designated Asset, provided that such contract is acquired or entered into in the ordinary course of business and is preceded by (i) a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that the acquisition or entering into of such contract has been approved by a majority of the members of the Board of Directors or (ii) an Officers’ Certificate certifying that the acquisition or entering into of such contract has been approved by the Chief Executive Officer of the Company and, in either case, the option to purchase or right of reversion in such contract is on terms the Board of Directors, or the Chief Executive Officer, as applicable, has determined to be reasonable and in the best interest of the Company taking into account the transaction contemplated thereby or by the acquisition thereof.

“Designated Asset Value” means the aggregate consideration to be received by the Company or a Restricted Subsidiary as set forth in a Designated Asset Contract.

“Designated Non-Cash Consideration” means the fair market value of total consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the Company’s principal executive officer or principal financial officer, less the amount of cash or Cash Equivalents received in connection with the Asset Sale.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the subheading “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States (but not the laws of Puerto Rico) or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering of Capital Stock (other than Disqualified Stock or Capital Stock that by its terms has a preference in liquidation or as to dividends over any other Capital Stock) of the Company (other than (1) an offering pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company and (2) an offering with aggregate net proceeds to the Company of less than $35.0 million).

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Event of Default” means any event that is described under the subheading “—Events of Default and Remedies.”

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of original issue discount, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, net of Non-Recourse Interest Payments received in cash by the Company or any Restricted Subsidiary relating to any Non-Recourse Project Financing Indebtedness up to the amount of interest expense for such Non-Recourse Project Financing Indebtedness, but excluding amortization of debt issuance costs and non-cash interest expense imputed on convertible debt instruments pursuant to APB No. 14-1; plus

2)	any interest expense on Indebtedness of another Person to the extent such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

3)

the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period, provided, however, that interest expense, if any, attributable to any Non-Recourse Project Financing Indebtedness computed on a pro forma basis, shall be computed giving pro forma effect to any Non-Recourse Interest Payments related to such Non-Recourse Project Financing Indebtedness, provided, further, that the obligation to make such Non-Recourse Interest Payments commences with the incurrence of the corresponding Non-Recourse Project Financing Indebtedness.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; provided that, for purposes of calculating the Fixed Charge Coverage Ratio with respect to the Company, such calculations on a pro forma basis may, notwithstanding anything to the contrary in the Indenture or Regulation S-X, include adjustments to reflect the amount of cost savings, operational improvements and synergies projected by the Company in good faith to be realized as a result of actions taken or expected to be taken within 12 months (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided further, that (x) such cost savings, operational improvements and synergies are reasonably identifiable and factually supportable, (y) such cost savings, operational improvements and synergies are expected to be realized within 18 months of the date thereof in connection with such actions and (z) the aggregate amount of cost savings, operational improvements and synergies added pursuant to this proviso shall not exceed 15.0% of Consolidated Cash Flow on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Transaction Date;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“Funds From Operations” for any period means the Consolidated Net Income of the Company and the Restricted Subsidiaries for such period determined in conformity with GAAP after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment) and other Real Estate Assets of the Company and the Restricted Subsidiaries and excluding (to the extent such amount was deducted in calculating such Consolidated Net Income):

1)	gains or losses from (a) the restructuring or refinancing of Indebtedness or (b) sales of properties;

2)	non-cash asset impairment charges;

3)	non-cash charges related to redemptions of preferred stock of the Company;

4)	any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of the Company and any of its Subsidiaries;

5)	the amortization of financing fees and the write-off of financing costs;

6)	any other non-cash charges associated with the sale or settlement of any Hedging Obligations; and

7)	amortization of intangible assets relating to acquisitions.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession as amended and/or modified from time to time. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Government Operating Agreement” means any management services contract, operating agreement, use agreement, lease or similar agreement with a Governmental Authority relating to a facility in a Permitted Business.

“Governmental Authority” means any nation, province, state, municipality or political subdivision thereof, and any government or any agency or instrumentality thereof exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, provided that the pledge of any Government Operating Agreement with respect to any facility to secure Non-Recourse Project Financing Indebtedness related to such facility shall not be deemed a Guarantee.

“Guarantors” means (i) the Initial Guarantors and any other Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns until released in accordance with the terms of the Indenture and (ii) any Parent Company and any parent entity of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

3)	foreign exchange contracts, currency swap agreements, currency option agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

1)	in respect of borrowed money;

2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

3)	in respect of banker’s acceptances;

4)	representing Capital Lease Obligations;

5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that the pledge of any Government Operating Agreement to secure Non-Recourse Project Financing Indebtedness related to the facility that is the subject of such Government Operating Agreement shall not be deemed Indebtedness) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Guarantors” means the Restricted Subsidiaries of the Company that Guarantee the Notes on the date the Notes are originally issued, which are all of the Company’s Subsidiaries that Guarantee the Company’s obligations under the Credit Agreement on such date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and including the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of all Investments in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the subheading “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the subheading “—Certain Covenants—Restricted Payments.”

“Issue Date” means the first date Notes are issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any sale of assets outside the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

3)	any loss resulting from impairment of goodwill recorded on the consolidated financial statements of such Person pursuant to ASC 350 “Intangibles—Goodwill and Other Intangible Assets”;

4)	any loss resulting from the change in fair value of a derivative financial instrument pursuant to ASC 815 “Derivative and Hedging”; and

5)	amortization of debt issuance costs.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

i.	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

ii.	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

iii.	amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale,

iv.	any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and

v.	so long as after giving pro forma effect to any such distribution and so long as no Default or Event of Default shall have occurred and be continuing, the amount required to be distributed to the holders of the Company’s (or any direct or indirect Parent Company’s) Capital Stock as a result of such Asset Sale in order for the Company (or any such Parent Company) to maintain its status as a REIT or to enable the Company (or any such Parent Company) to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by the Company to its shareholders, with such distribution to be made as and when determined by the Company, whether during or after the end of, the relevant calendar year.

“Non-Recourse Debt” means Indebtedness:

1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock, property or assets of the Company or any of its Restricted Subsidiaries.

“Non-Recourse Project Financing Indebtedness” means any Indebtedness of a Subsidiary (the “Project Financing Subsidiary”) incurred in connection with the acquisition, construction or development of any facility (and any Attributable Debt in respect of a Sale and Leaseback Transaction entered into in connection with (i) the acquisition, construction or development of any facility by the Company and its Restricted Subsidiaries after the date of the Indenture or (ii) any vacant land upon which a facility related to any Permitted Business is to be built):

1)	where either the Company, a Restricted Subsidiary or such Project Financing Subsidiary operates or is responsible for the operation of the facility pursuant to a Government Operating Agreement;

2)	as to which neither the Company nor any of its Restricted Subsidiaries, other than such Project Financing Subsidiary, (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness or Attributable Debt), it being understood that neither (i) equity Investments funded at the time of or prior to the incurrence of such Indebtedness or Attributable Debt, nor (ii) the pledge by the Company or any Restricted Subsidiary of the Government Operating Agreement relating to such facility shall be deemed credit support or an Investment or (b) is directly or indirectly liable as a guarantor or otherwise;

3)	where, upon the termination of the management services contract with respect to such facility, neither the Company nor any of its Restricted Subsidiaries, other than the Project Financing Subsidiary, will be liable, directly or indirectly, to make any payments with respect to such Indebtedness or Attributable Debt (or, in each case, any portion thereof);

4)	the interest expense related to such Indebtedness or Attributable Debt is fully serviced by a payment pursuant to a Government Operating Agreement with respect to such facility (the “Non- Recourse Interest Payment”); and

5)	such Project Financing Subsidiary has no assets other than the assets, including any ownership or leasehold interests in such facility and any working capital, reasonably related to the design, construction, management and financing of the facility.

“Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, an Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the trustee, that meets the requirements of the Indenture. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Parent Company” means any Person so long as such Person (i) holds, directly or indirectly, 100% of the total voting power of the Capital Stock of the Company and (ii) provides a Note Guarantee; and at and after the time such Person acquired such voting power, (x) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall be or become a Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Capital Stock of such Person and (y) each of the total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities of such Person, determined on a consolidated basis in accordance with GAAP, but excluding in each case amounts related to its investment in the Company, as shown in the most recent fiscal quarter financial statements of such Person (measured on a most recent trailing four fiscal quarter basis with respect to revenues, income from continuing operations before income taxes and cash flows from operating activities), is not more than 3.0% of such Person’s corresponding consolidated amount determined in accordance with GAAP.

“Permitted Business” means the business conducted by the Company and its Subsidiaries on the date of the Indenture and businesses reasonably related thereto or ancillary or incidental thereto or a reasonable extension thereof, including the provision of services or goods to Governmental Authorities, or any change in the business of the Company (or any Parent Company) and its Subsidiaries necessary to continue to qualify as a REIT.

“Permitted Investments” means:

1)	any Investment in the Company or in a Restricted Subsidiary (other than a Project Financing Subsidiary);

2)	any Investment in cash or Cash Equivalents;

3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person (other than a Project Financing Subsidiary), if as a result of such Investment:

a)	such Person becomes a Restricted Subsidiary (other than a Project Financing Subsidiary); or

b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary (other than a Project Financing Subsidiary);

4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the subheading “—Repurchase at the Option of Holders—Asset Sales”;

5)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

6)	Hedging Obligations entered into the ordinary course of business and not for any speculative purpose;

7)	other Investments in any other Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) not to exceed: (a) $125.0 million; plus (b) the net reductions in Investments made pursuant to this clause (7) resulting from distributions on or repayments of such Investments or from the net cash proceeds from the sale or other disposition of any such Investment; provided, that, the net reduction in any Investment shall not exceed the amount of such Investment;

8)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

9)	loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary not to exceed $7.5 million outstanding at any one time for all loans or advances under this clause (9);

10)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

11)	Investments in existence on the date of the Indenture;

12)	Investments that are made or received in exchange for Equity Interests (other than Disqualified Stock) of the Company;

13)	Investments in South African Services Pty Ltd. having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (13) not to exceed $50.0 million;

14)	any Investments made or acquired with the net cash proceeds of a substantially concurrent issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

15)	any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary, in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of first issuance of the Notes (but, to the extent that any Investment made pursuant to this clause (15) since the date of first issuance of the Notes is sold or otherwise liquidated for cash, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment) not to exceed 20% of Consolidated Tangible Assets; provided that the Company, a Restricted Subsidiary of the Company that is a Wholly Owned Subsidiary or a Permitted Joint Venture has entered, or concurrently with any such Investment, enters into or assumes a Government Operating Agreement with respect to assets of such Person that are used or useful in a Permitted Business;

16)	Investments consisting of the financing of the sale of equipment (including capital leases) to customers in connection with any contract for services entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

17)	Investments in the Ravenhall Project Subsidiaries not to exceed $150.0 million.

“Permitted Joint Venture” means any Person that is engaged in a Permitted Business and in which the Company or any of its Restricted Subsidiaries directly owns (A) at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person and (B) at least 50% of the Equity Interests in such Person.

“Permitted Liens” means:

1)	Liens on any assets (including real or personal property) of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations under Credit Facilities that were permitted to be incurred by the terms of the Indenture;

2)	Liens in favor of the Company or the Guarantors;

3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

4)	Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

6)	Liens to secure Indebtedness (including Capital Lease Obligations) incurred under clause (4) of the second paragraph of the covenant described above under the subheading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

7)	Liens existing on the date of the Indenture;

8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that, any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

9)	Liens securing Permitted Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

10)	Attachment or judgment Liens not giving rise to a Default or an Event of Default;

11)	Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

12)	Liens incurred with respect to obligations that do not exceed $35.0 million at any one time outstanding;

13)	pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary or deposits or cash or Government Securities to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

14)	Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

15)	encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of the Company or a Restricted Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or such Restricted Subsidiary;

16)	Liens securing Hedging Obligations so long as the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

17)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

18)	normal customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

19)	Liens on assets of a Project Financing Subsidiary securing Non-Recourse Project Financing Indebtedness of such Project Financing Subsidiary and Liens on any Government Operating Agreement securing Non-Recourse Project Financing Indebtedness related to the facility that is the subject of such Government Operating Agreement; and

20)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than property that is the subject of a Sale and Leaseback Transaction).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in repayment of, exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, repay, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness and Disqualified Stock of the Company or a Restricted Subsidiary); provided, that:

1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, repaid, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded;

3)	if the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded; and

4)	such Indebtedness is incurred either by the Company or by any Restricted Subsidiary who is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Ravenhall Project Subsidiaries” means, collectively, GEO Australasia Holdings Pty Ltd, GEO Australasia Finance Holdings Pty Ltd, GEO Australasia Finance Holding Trust, GEO Ravenhall Holdings Pty Ltd, GEO Ravenhall Finance Holdings Pty Ltd, GEO Ravenhall Finance Holding Trust, GEO Ravenhall Pty Ltd, GEO Ravenhall Finance Pty Ltd, GEO Ravenhall Trust, GEO Ravenhall Finance Trust, Ravenhall Finance Co. Pty Ltd, and any direct or indirect subsidiary of the foregoing entities, in each case to the extent a Subsidiary of the Company.

“REIT” means a real estate investment trust.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property with a book value in excess of $15.0 million now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to another Person and the Company or a Restricted Subsidiary leases it from such Person other than a lease properly characterized pursuant to GAAP as a Capital Lease Obligation, other than transfers and leases among the Company and any Restricted Subsidiaries or among Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of McGraw Hill Financial, Inc.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transaction Date” means, with respect to the incurrence of any Indebtedness by the Company or any Restricted Subsidiary, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to                      , 2021; provided, however, that if the period from the redemption date to                      , 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to                      , 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unoccupied Facility” means any prison facility owned by the Company or a Restricted Subsidiary which for the fifty-two week period ending on the date of measurement has had an average occupancy level of less than 15%.

“Unrestricted Subsidiary” means (a) CSC of Tacoma, LLC, GEO International Holdings, LLC, certain dormant Domestic Subsidiaries and all Foreign Subsidiaries of the Company in existence as of the date of the Indenture; and (b) any other Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; and (c) any direct or indirect Subsidiary of any Subsidiary described in clauses (a) or (b).

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of the Company in such Subsidiary complies with the covenant described above under the subheading “—Certain Covenants—Restricted Payments.”

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an

Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the subheading “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the subheading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the subheading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, or liquidation preference, as the case may be, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

2)	the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

Book-Entry, Delivery and Form

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below. Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the global notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). Beneficial interests in the global notes may not be exchanged for notes in certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Global Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to act as a depositary for such global note or (2) ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in such names as DTC shall direct in writing in an aggregate principal amount equal to the principal amount of the global notes with like tenor and terms.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the global notes; and

•	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, additional interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such notes to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN ERISA CONSIDERATIONS

General

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts or an entity deemed to hold the assets of such plans (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Any Plan fiduciary which proposes to cause a Plan to purchase the notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

Non-U.S. plans, governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to non-US, state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the notes to determine the need for, and the availability, if necessary, of any exemptive relief under any such law or regulations.

Prohibited Transaction Exemptions

The fiduciary of a Plan that proposes to purchase and hold any notes should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, the Company, the underwriters, the agents or any of their respective affiliates. Depending on the satisfaction of certain conditions which may include the identity of the Plan fiduciary making the decision to acquire or hold the notes on behalf of a Plan, Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by insurance company general accounts) or PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the “Class Exemptions”) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

By its purchase of any note, the purchaser thereof will be deemed to have represented and warranted that either:

(i)	no assets of a Plan or non-U.S., governmental or church plan have been used to acquire such notes or an interest therein; or

(ii)	the purchase and holding of such notes or an interest therein by such person do not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or violation of Similar Law.

Each Plan fiduciary (and each fiduciary for non-U.S., governmental or church plans subject to Similar Law) should consult with its legal advisor concerning the potential consequences to the plan under ERISA, Section 4975 of the Code or such Similar Laws of an investment in the notes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of U.S. federal income tax consequences of the acquisition, ownership and disposition of notes to non-U.S. holders (as defined below) that acquire the notes for cash at their original issue price pursuant to this offering. The summary is based on the Code, U.S. Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as broker dealers, insurance companies, expatriates, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement or other tax-deferred accounts, controlled foreign corporations, passive foreign investment companies, persons subject to alternative minimum tax, persons subject to the Medicare tax on net investment income, or persons that are, or hold their notes through, partnerships or other pass-through entities) or to persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is not intended to be tax advice. Holders should consult their tax advisors as to the particular U.S. federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

For purposes of this discussion, a “non-U.S. holder” means any beneficial owner of a note (other than a partnership or other pass-through entity) that is not a United States person as defined in section 7701(30) of the Code.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner (or other equity owner) and the activities of the entity. Entities treated as partnerships for U.S. federal income tax purposes and partners or other equity interest owners in such entities should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Non-U.S. Holders

Stated Interest. A non-U.S. holder generally will not be subject to U.S. federal income tax on interest paid or accrued on a note if: (1) the interest is not effectively connected with a U.S. trade or business (or, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the United States); and (2) the non-U.S. holder:

(1) does not actually or constructively, directly or indirectly, own 10% or more of our voting stock;

(2) is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and

(3) certifies to its non-U.S. status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form).

Alternatively, a non-U.S. holder that cannot satisfy the above requirements generally will be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate).

If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, the non-U.S. holder generally will be subject to U.S. withholding tax, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E).

Disposition. A non-U.S. holder generally will not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, redemption or other taxable disposition of a note, unless

(1) the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

(2) in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources.

Information reporting and backup withholding. A non-U.S. holder not subject to U.S. federal income or withholding tax may nonetheless be subject to backup withholding and information reporting with respect to interest paid or accrued on a note, and with respect to amounts realized on the disposition of a note, unless the non-U.S. holder provides the withholding agent with the applicable IRS Form W-8 or otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors as to their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption.

In addition, payments to a non-U.S. holder and proceeds from certain dispositions of a note may be reported to the IRS and may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or other agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, if the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% generally will be required in certain circumstances on interest payments in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, interest payments in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, notes held by a holder that is a non-financial foreign entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Internal Revenue Service. We will not pay any additional amounts to holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

UNDERWRITING

Wells Fargo Securities, LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us, the guarantors and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$
SunTrust Robinson Humphrey, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Fifth Third Securities, Inc.
Regions Securities LLC
TD Securities (USA) LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

You should be aware that the law and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $          and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about                  , 2016, which will be the         business day following the date of this prospectus supplement (such settlement being referred to as “T+          ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+          , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of Wells Fargo Securities, LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., are lenders under the senior credit facility. Certain of the underwriters or affiliates of the underwriters may be holders of the 6.625% senior notes. As a result, such underwriters or affiliates may receive a portion of the proceeds of this offering . See “Use of Proceeds.”

We have retained Wells Fargo Securities, LLC to act as the dealer manager for the tender offer, for which they will receive customary fees and reimbursement of reasonable out-of-pocket expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no offer of notes may be made to the public in that Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Member State by any measure implementing the Prospectus Directive in the Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the Securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the Securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of N1 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Akerman LLP, Miami, Florida. Certain legal matters relating to the federal tax consequences of the offering of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Certain legal matters in connection with Alaska law will be passed upon for us by Hughes Gorski Odsen & Tervouren, LLC, Anchorage, Alaska. Certain legal matters in connection with Colorado law will be passed upon for us by Burns, Figa & Will, P.C., Greenwood Village, Colorado. Certain legal matters in connection with the offering of the notes will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The audited financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You also may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

Our website is www.geogroup.com. We make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on, connected to or that can be accessed via our website is not incorporated by reference into or otherwise part of this prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers with the SEC the securities described herein. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus supplement, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus supplement concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus supplement is automatically updated and superseded by any information contained in this prospectus supplement, or in any subsequently filed document of the types described below.

We incorporate into this prospectus supplement by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016 (including the portions of the Company’s proxy statement on Schedule 14A for the Company’s 2016 Annual Meeting of Shareholders filed with the SEC on March 18, 2016 that are incorporated by reference therein);

•	the description of our common stock contained in the “Description of Capital Stock” attached as Exhibit 4.1 to the Current Report on Form 8-K12B filed with the SEC on June 30, 2014 and any subsequent amendments and reports filed to update that description; and

•	all subsequent documents filed by us after the date of this prospectus and prior to the termination of this offering under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, or as otherwise permitted by the SEC’s rules and regulations.

Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and registration statement. While any securities described herein remain outstanding, we will make available at no cost, upon written or oral request, to any beneficial owner and any prospective purchaser of securities described herein, any of the documents incorporated by reference in this prospectus supplement and registration statement by writing to us at the following address or telephoning us at (866) 301-4436 or (561) 893-0101.

The GEO Group, Inc.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Attention: Investor Relations

Exhibits to an incorporated document will not be provided unless the exhibit is specifically incorporated by reference into this prospectus supplement or the accompanying prospectus.

Prospectus

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Warrants

Units

We may offer common stock, preferred stock, debt securities, guarantees of debt securities, warrants and units from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any relevant prospectus supplement or free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or free writing prospectus.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “GEO.” On September 11, 2014, the last reported sale price of our common stock on the NYSE was $37.14 per share. We will make application to list any shares of common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the supplement will disclose the exchange or market.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement or free writing prospectus for an offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 20 of this prospectus.

Investing in these securities involves risks. You should carefully consider the risks incorporated by reference under the “Risk Factors” section of this prospectus on page 7, our filings with the Securities and Exchange Commission (“SEC”) and any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing an “automatic shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires or unless the applicable prospectus supplement otherwise indicates, all references to: (i) the “Company,” “The GEO Group, Inc.,” “GEO,” “we,” “us” and “our” mean The GEO Group, Inc., a Florida corporation, and all entities owned or controlled by The GEO Group, Inc., including our wholly-owned taxable subsidiaries; (ii) “securities” mean, collectively, shares of Common Stock, shares of Preferred Stock, Debt Securities, Guarantees of Debt Securities, Warrants and Units; (iii) “Common Stock” mean shares of common stock of the Company, par value $0.01 per share; (iv) “Preferred Stock” mean shares of preferred stock of the Company, par value $0.01 per share; (v) “Debt Securities” mean the debt securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates; (vi) “Guarantees of Debt Securities” mean the guarantees of debt securities that may be issued by the subsidiaries of the Company listed in the “Table of Additional Registrants”, (vii) “Warrants” mean warrants to purchase securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates and (viii) “Units” mean units consisting of one or more of our Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities or Warrants of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus, in conformity with accounting principles generally accepted in the United States, or “U.S. GAAP.” Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have not authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus or any prospectus supplement or that is contained in any free writing prospectus issued by us. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The distribution of this prospectus and sale of the securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are only offering the securities in states where offers are permitted. You should assume that the information appearing in this prospectus or in any prospectus supplement is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This prospectus and the documents incorporated by reference herein contain “forward-looking statements.” All statements other than statements of historical facts included in this prospectus and the applicable prospectus supplement, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

•	our ability to remain qualified for taxation as a REIT;

•	the risk that the REIT distribution requirements could adversely affect our ability to execute our business plan or may cause us to liquidate or forgo otherwise attractive opportunities;

•	our inexperience operating as a REIT, which may adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations;

•	the level of our cash distributions to shareholders is not guaranteed and may fluctuate;

•	the ability of our board of directors to revoke our REIT status, without shareholder approval, may cause adverse consequences to our shareholders;

•	our ability to timely build and/or open facilities as planned, profitably manage such facilities and successfully integrate such facilities into our operations without substantial additional costs;

•	our ability to fulfill our debt service obligations and their impact on our liquidity;

•	the instability of foreign exchange rates, exposing us to currency risks in Australia, Canada, the United Kingdom and South Africa, or other countries in which we may choose to conduct our business;

•	our ability to activate the inactive beds at our idle facilities;

•	our ability to maintain occupancy rates at our facilities;

•	an increase in unreimbursed labor rates;

•	our ability to expand, diversify and grow our correctional, detention, re-entry, community-based services, youth services, monitoring services, evidence-based supervision and treatment programs and secure transportation services businesses;

•	our ability to win management contracts for which we have submitted proposals, retain existing management contracts and meet any performance standards required by such management contracts;

•	our ability to control operating costs associated with contract start-ups;

•	our ability to raise new project development capital given the often short-term nature of the customers’ commitment to use newly developed facilities;

•	our ability to estimate the government’s level of dependency on privatized correctional services;

•	our ability to accurately project the size and growth of the United States and international privatized corrections industry and our ability to capitalize on opportunities for public-private partnerships;

•	our ability to successfully respond to delays encountered by states privatizing correctional services and cost savings initiatives implemented by a number of states;

•	our ability to develop long-term earnings visibility;

•	our ability to identify suitable acquisitions, to successfully complete and integrate such acquisitions on satisfactory terms, and to estimate and achieve synergies as a result of such acquisitions;

•	our exposure to the impairment of goodwill and other intangible assets as a result of our acquisitions;

•	our ability to successfully conduct our operations in the United Kingdom, South Africa and Australia through joint ventures or a consortium;

•	our ability to obtain future financing on satisfactory terms or at all, including our ability to secure the funding we need to complete ongoing capital projects;

•	our exposure to political and economic instability and other risks impacting our international operations;

•	our exposure to risks impacting our information systems, including those that may cause an interruption, delay or failure in the provision of our services;

•	our exposure to rising general insurance costs;

•	our exposure to state, federal and foreign income tax law changes, including changes to the REIT rules, and our exposure as a result of federal and international examinations of our tax returns or tax positions;

•	our exposure to claims for which we are uninsured;

•	our exposure to rising employee and inmate medical costs;

•	our ability to manage costs and expenses relating to ongoing litigation arising from our operations;

•	our ability to accurately estimate, on an annual basis, loss reserves related to general liability, workers compensation and automobile liability claims;

•	the ability of our government customers to secure budgetary appropriations to fund their payment obligations to us and to continue to operate under our existing agreements and/or renew our existing agreements;

•	our ability to pay dividends consistent with our requirements as a REIT, and expectations as to timing and amounts;

•	our ability to comply with government regulations and applicable contractual requirements;

•	our ability to acquire, protect or maintain our intellectual property;

•	the risk that future sales of shares of our common stock could adversely affect the market price of our common stock and may be dilutive; and

•	other factors contained in this prospectus and in our filings with the Securities and Exchange Commission, referred to in this prospectus as the Commission or the SEC, including, but not limited to, those detailed in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the Commission.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference herein. It is not complete and may not contain all of the information that you should consider before investing in these securities. You should carefully read the entire prospectus, including the “Risk Factors” section, the documents incorporated by reference into this prospectus, and any prospectus supplement.

The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus and any prospectus supplement, including the financial statements and related notes and the documents incorporated by reference in this prospectus, before making a decision to invest in the securities.

The GEO Group, Inc.

Overview

We are a real estate investment trust, or REIT, specializing in the ownership, leasing and management of correctional, detention, and re-entry facilities and the provision of community-based services and youth services in the United States, Australia, South Africa, the United Kingdom and Canada. We own, lease and operate a broad range of correctional and detention facilities including maximum, medium and minimum security prisons, immigration detention centers, minimum security detention centers, and community based re-entry facilities. We offer counseling, education and/or treatment to inmates with alcohol and drug abuse problems at most of the domestic facilities we manage. We are also a provider of innovative compliance technologies, industry-leading monitoring services, and evidence-based supervision and treatment programs for community-based parolees, probationers and pretrial defendants. Additionally, we have an exclusive contract with the U.S. Immigration and Customs Enforcement, which we refer to as ICE, to provide supervision and reporting services designed to improve the participation of non-detained aliens in the immigration court system. We develop new facilities based on contract awards, using our project development expertise and experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency. We also provide secure transportation services for offender and detainee populations as contracted domestically and in the United Kingdom through our joint venture, GEO Amey PECS Ltd., which we refer to as GEOAmey.

As of June 30, 2014, our worldwide operations included the ownership and/or management of approximately 78,000 beds at 97 correctional, detention and re-entry facilities, including idle facilities and projects under development, and also included the provision of monitoring of more than 70,000 offenders in a community-based environment on behalf of approximately 900 federal, state and local correctional agencies located in all 50 states.

Corporate Information

Our business was founded in 1984 as a division of The Wackenhut Corporation, or TWC, a multinational provider of global security services. We were incorporated in 1988 as a wholly-owned subsidiary of TWC. In July 1994, we became a publicly-traded company. In 2002, TWC was acquired by Group 4 Falck A/S, which became our new parent company. In July 2003, we purchased all of our common stock owned by Group 4 Falck A/S and became an independent company. In November 2003, we changed our corporate name to “The GEO Group, Inc.” On June 27, 2014, as part of the plan to reorganize the business operations of The GEO Group, Inc. so that it could qualify as a real estate investment trust (“REIT”) for federal income tax purposes, The GEO Group, Inc. merged with and into its wholly-owned subsidiary, The GEO Group REIT, Inc., a Florida corporation, pursuant to an Agreement and Plan of Merger dated March 21, 2014 (the “Merger Agreement”), with The GEO Group REIT, Inc. surviving the merger. The merger was approved by the shareholders of The GEO Group, Inc. at a special meeting of shareholders held on May 2, 2014. At 4:10 p.m. on June 27, 2014, the effective time of the merger, The GEO Group REIT, Inc. was renamed “The GEO Group, Inc.” and succeeded to and began conducting, directly or indirectly, all of the business conducted by The GEO Group, Inc. immediately prior to the merger. We currently trade on the New York Stock Exchange under the ticker symbol “GEO.”

Our principal executive offices are located at One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida 33487 and our telephone number is (866) 301-4GEO (4436). We also maintain a website at www.geogroup.com where general information about the Company is available. The information on our website is not part of this prospectus.

The Offering

Under this prospectus, GEO may offer and sell to the public in one or more series or issuances common stock, preferred stock, debt securities, guarantees of debt securities, warrants and units.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including the risks discussed in the section entitled “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC thereafter. Additional risk factors will be included in a prospectus supplement relating to a particular series or offering of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended					Six Months Ended
	January 3, 2010	January 2, 2011	January 1, 2012	December 31, 2012	December 31, 2013	June 30, 2013	June 30, 2014
Ratio of Earnings to Fixed Charges	2.9x	2.4x	2.3x	1.9x	1.8x	1.9x	2.5x

The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consist of income before income taxes, equity in earnings of affiliates, and discontinued operations, plus fixed charges less interest capitalized and plus the distributed income of affiliates. Amortization of capitalized interest is not significant for any of the periods presented. “Fixed Charges” consist of interest expensed and capitalized (which includes amortization of premiums, discounts and capitalized expenses related to our indebtedness), and an estimate of the interest within rental expense. We did not have any preferred stock outstanding for the periods presented, and therefore the ratios of earnings to combined fixed charges and preferred stock dividends would be the same as the ratios of earnings to fixed charges presented above.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or a free writing prospectus, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes. General corporate purposes may include any of the following:

•	providing working capital;

•	funding capital expenditures;

•	paying for possible acquisitions or business expansion;

•	debt service requirements and repaying debt;

•	repurchases of shares of our common stock; or

•	investing in or lending money to our subsidiaries.

When a particular series of securities is offered, the prospectus supplement relating to that offer will set forth our intended use for the proceeds we receive from the sale of those securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of GEO’s common stock and undesignated preferred stock as set forth in GEO’s Amended and Restated Articles of Incorporation (the “Amended Articles”) and its Amended and Restated Bylaws (the “Amended Bylaws”), which govern the rights of GEO’s common stock. The following description of GEO capital stock is summarized from GEO’s Amended Articles and Amended Bylaws which have been publicly filed with the SEC. See “Where You Can Find More Information.”

Authorized Capital

The Amended Articles authorize GEO to issue up to 155,000,000 shares of capital stock, consisting of 125,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of September 5, 2014, 73,217,483 shares of common stock were issued and outstanding. Under the Florida Business Corporation Act, shareholders generally are not personally liable for a corporation’s acts or debts.

Voting Rights. With respect to all matters upon which shareholders are entitled to vote, the holders of common stock are entitled to one vote in person or by proxy for each share of common stock outstanding in the name of such shareholders on the record of shareholders. Generally, all matters to be voted on by shareholders must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of common stock present in person or by proxy.

Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over common stock with respect to the payment of dividends, dividends may be declared and paid on the common stock from time to time and in amounts as the board of directors may determine. We commenced declaring regular quarterly distributions beginning the first quarter of 2013. The amount, timing and frequency of dividends, however will be at the sole discretion of the board of directors based upon various factors.

Liquidation Rights. Upon the liquidation, dissolution or winding up of GEO, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in all assets available for distribution after payment in full to creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them. Neither the merger, consolidation or business combination of GEO with or into any other entity in which our shareholders receive capital stock and/or other securities (including debt securities) of the surviving entity (or the direct or indirect parent entity thereof), nor the sale, lease or transfer by us of any part of our business and assets, nor the reduction of our capital stock, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Other Provisions. The holders of common stock have no preemptive, subscription or redemption rights and are not entitled to the benefit of any sinking fund.

GEO is not permitted to subdivide, combine, or pay or declare any stock dividend on, the outstanding shares of common stock unless all outstanding shares of common stock are subdivided or combined or the holders of common stock receive a proportionate dividend.

Preferred Stock

Pursuant to the Amended Articles, the board of directors is empowered, without any approval of our shareholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series, and to fix the relative rights, preferences, powers, qualifications, limitations and restrictions of each such series. The specific matters that may be determined by the board of directors include:

•	whether the shares of the series are redeemable, and if so, the prices at which, and the terms and conditions on which, the shares may be redeemed, including the date or dates upon or after which the shares shall be redeemable and the amount per share payable in case of redemption;

•	whether shares of the series will be entitled to receive distributions and, if so, the distribution rate on the shares, any restriction, limitation or condition upon the payment of the distributions, whether distributions will be cumulative, and the dates on which distributions are payable;

•	any preferential amount payable upon shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of GEO;

•	whether the shares of the series are convertible, or exchangeable for, shares of any other class or classes of stock or of any other series of stock, or any other securities of GEO, and if so, the terms and conditions of such conversion or exchange, including price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities;

•	terms and conditions of retirement or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting power, if any, of shares of the series; and

•	any other relative rights, preferences or limitations.

Currently, there are no shares of preferred stock issued and outstanding.

Because the board of directors will have the power to establish the preferences and rights of each series of preferred stock, it may afford the shareholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of common stock which could have the effect of delaying, deferring or preventing a change in control of GEO.

Restrictions on Ownership and Transfer

To facilitate compliance with the REIT rules in the Internal Revenue Code of 1986, as amended (the “Code”), the Amended Articles contain standard REIT restrictions on stock ownership and stock transfers.

All certificates representing shares of capital stock, if any, will bear legends describing the ownership and transfer restrictions. Further, these ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the shareholders.

For us to qualify as a REIT under the Code, GEO stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of GEO stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). To satisfy these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among GEO’s shareholders, the Amended Articles contain provisions restricting the ownership or transfer of shares of GEO stock.

The relevant sections of the Amended Articles provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in the Amended Articles) may beneficially or constructively own more than 9.8% in value of the aggregate of GEO’s outstanding shares of stock, including GEO’s common stock and preferred stock, or more than 9.8% in value or in number of shares (whichever is more restrictive) of any class or series of outstanding GEO stock. We refer to these restrictions as the “ownership limits.”

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value or number of shares of GEO’s outstanding stock or any class or series of GEO capital stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of GEO stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value or number of shares of GEO’s outstanding stock or any class or series of GEO capital stock.

In addition to the ownership limits, the Amended Articles prohibit any person from actually or constructively owning shares of GEO stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of section 856(d) of the Code to fail to qualify as such.

GEO’s board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other limits on ownership and transfer of GEO stock described above, and may establish a different limit on ownership for any such person. However, the board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of GEO stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code and must agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of GEO stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or IRS ruling satisfactory to the board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or a different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, the board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in the Amended Articles, result in us being “closely held” within the meaning of section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of GEO’s total shares of stock or of the shares of a class or series of GEO stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total shares of stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of GEO’s shares of stock or of the shares of a class or series of GEO stock, as applicable, in excess of such percentage ownership of shares of stock or of a class or series of stock will be in violation of the ownership limits.

The Amended Articles further prohibit:

•	any person from transferring shares of GEO stock if such transfer would result in shares of GEO stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from beneficially or constructively owning shares of GEO stock if such ownership would result in our failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of GEO stock that will or may violate the foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

Pursuant to the Amended Articles, if there is any purported transfer of GEO stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to GEO stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. The Amended Articles also provide for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the Amended Articles, then the transfer of the excess shares will be automatically void and of no force or effect.

Shares of GEO stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of GEO stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by us that shares of common stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under the Amended Articles. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to the Florida Business Corporation Act, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if the board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of GEO stock set forth in the Amended Articles, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of GEO stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Within 30 days after the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of GEO stock, must, upon request, provide us written notice of the person’s name and address, the number of shares of each class and series of GEO stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of GEO stock, and any person (including the shareholder of record) who is holding shares of GEO stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Transfer Agent and Registrar

The transfer agent and registrar for GEO’s common stock is Computershare, telephone number (800) 522-6645.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under one or more indentures or supplemental indentures between us and the trustee identified in the applicable prospectus supplement. Any indenture or supplemental indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the debt securities to be issued under the indenture(s) or supplemental indenture(s) are summaries of certain anticipated provisions of the indenture(s) or supplemental indenture(s) and are not complete. We will file a copy of the supplemental indenture(s) with the SEC at or before the time of the offering of the applicable series of debt securities. You should refer to those indenture(s) or supplemental indenture(s) for the complete terms of the debt securities.

We currently have outstanding $300.0 million of 5.125% Senior Notes due 2023, $250.0 million of 5 7/8% Senior Notes due 2022, and $300.0 million of 6.625% Senior Notes due 2021.

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplements. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a supplement to this prospectus, any senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Any subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “— Subordination” below.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We can issue an unlimited amount of debt securities under an indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the following terms of the debt securities:

•	the title;

•	the aggregate principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, who the depositary will be and the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and the extent the debt securities will be guaranteed by the guarantors, the ranking of any such guarantee, the terms of such subordination, if applicable, of any such guarantee and the form of any such guarantee;

•	whether we will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	if convertible, the number of debt securities or shares of any class, classes or series into which the debt securities will be convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be mandatory, at our option or at the option of the holders of the debt securities, the events requiring an adjustment of the conversion price, provisions affecting conversion in the event of redemption of the debt securities, restrictions on conversion and any other terms governing such conversion;

•	restrictions on transfer, sale, assignment or conversion, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	any sinking fund requirements, if any;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

o	incur additional indebtedness;

o	issue additional securities;

o	create liens;

o	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

o	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

o	make investments or other restricted payments;

o	sell or otherwise dispose of assets;

o	enter into sale-leaseback transactions;

o	engage in transactions with affiliates; or

o	effect a consolidation or merger;

•	whether the indenture will require us to maintain any leverage, fixed charge or other financial ratios;

•	the events of default of such debt securities;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

•	if other than dollars, the currency in which the series of debt securities will be denominated;

•	the provision of annual and/or quarterly financial information to the holders of the debt securities;

•	the remedies for holders of the debt securities;

•	the right to make any changes to the indenture(s) or the terms of the debt securities by the Company and what approval, if any, will be required from the holders of the debt securities;

•	the provisions for voting on any changes to the indenture(s) or the terms of the debt securities;

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or be advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that we may offer and sell by this prospectus and any applicable prospectus supplement. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase common stock, preferred stock, debt securities, or units. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement and warrant will be filed with the SEC in connection with the offering of the warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which warrants will be issued;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	if applicable, the designation and terms of the other securities, if any, with which the warrants are issued, and the number of warrants issued with each other security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the price at which each security purchasable upon exercise of warrants may be purchased;

•	any provisions for changes to or adjustments in the exercise price;

•	a discussion of any material United States federal income tax considerations applicable to the warrants;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	information with respect to book-entry procedures, if any; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may issue units consisting of one or more of shares of our common stock, preferred stock, debt securities or warrants or any combination of such securities.

The prospectus supplement relating to a particular issue of units will describe the terms of such units, including the following:

•	the terms of the units and of any of our common stock, preferred stock, debt securities or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	if applicable, a discussion of any material United States federal income tax considerations.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus and applicable prospectus supplements from time to time in one or more transactions:

•	directly to one or more purchasers;

•	to or through underwriters;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

The offer and sale of the securities described in this prospectus and any applicable prospectus supplement by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Our common stock is listed on the New York Stock Exchange under the symbol “GEO.”

Direct Sales

We may sell the securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

Through Underwriters

If we use underwriters in the sale of securities, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters. This compensation may be in the form of discounts, concessions or commissions.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. The securities, except for our common stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.

LEGAL MATTERS

Certain matters with respect to the validity of the offered securities will be passed upon by Akerman LLP, Miami, Florida. Certain legal matters in connection with Alaska law will be passed upon for us by Hughes Gorski Seedorf Odsen & Tervooren, LLC, Anchorage, Alaska. Certain legal matters in connection with Colorado law will be passed upon for us by Burns, Figa & Will, P.C. Greenwood Village, Colorado. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The audited financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find our SEC filings at the SEC’s website at www.sec.gov.

Our website is www.geogroup.com. We make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on, connected to or that can be accessed via our website is not incorporated by reference into or otherwise part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers with the SEC the securities described herein. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 3, 2014 (including the portions of the Company’s proxy statement on Schedule 14A for the Company’s 2014 Annual Meeting of Shareholders filed with the SEC on March 21, 2014 that are incorporated by reference therein);

•	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 6, 2014 and the quarter ended June 30, 2014, filed with the SEC on August 8, 2014;

•	Our current reports on Form 8-K, filed with the SEC on February 25, 2014, March 6, 2014, May 5, 2014, June 30, 2014, July 9, 2014, August 11, 2014 and September 3, 2014;

•	the description of our common stock contained in the “Description of Capital Stock” attached as Exhibit 4.1 to the Current Report on Form 8-K12B filed with the SEC on June 30, 2014 and any subsequent amendments and reports filed to update that description; and

•	all subsequent documents filed by us after the date of this prospectus and prior to the termination of this offering under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, or as otherwise permitted by the SEC’s rules and regulations.

Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and registration statement. While any securities described herein remain outstanding, we will make available at no cost, upon written or oral request, to any beneficial owner and any prospective purchaser of securities described herein, any of the documents incorporated by reference in this prospectus and registration statement by writing to us at the following address or telephoning us at (866) 301-4436 or (561) 893-0101.

The GEO Group, Inc.

621 NW 53rd Street , Suite 700

Boca Raton, Florida 33487

Attention: Investor Relations

Exhibits to an incorporated document will not be provided unless the exhibit is specifically incorporated by reference into this prospectus.

$300,000,000

The GEO Group, Inc.

    % Senior Notes due 2026

PROSPECTUS SUPPLEMENT

Joint Bookrunners

Wells Fargo Securities

SunTrust Robinson Humphrey

BofA Merrill Lynch

Barclays

J.P. Morgan

BNP PARIBAS

Co-Managers

HSBC

Fifth Third Securities

Regions Securities LLC

TD Securities